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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

Notice of Annual Meeting of Stockholders
To Be Held on June 25, 2008

To Our Stockholders:
What:	Our 2008 Annual Meeting of Stockholders
When:	June 25, 2008 at 2:00 p.m., local time
Where:	Hilton Harrisburg One North Second Street Harrisburg, Pennsylvania 17101
Why:	At this Annual Meeting, we plan to:
	1.	Elect five directors to hold office until the 2011 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;
	2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and
	3.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        The close of business on May 1, 2008 has been fixed as the record date for determining those Rite Aid stockholders entitled to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. The above items of business for the Annual Meeting are more fully described in the proxy statement accompanying this notice.

        Your vote is important.    Please read the proxy statement and the instructions on the enclosed proxy card and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

        You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the Annual Meeting, in which case your prior proxy would be disregarded.

By order of the Board of Directors
Robert B. Sari Secretary
Camp Hill, Pennsylvania May 21, 2008

i

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 25, 2008
GENERAL INFORMATION

        This proxy statement is being furnished to you by the Board of Directors (the "Board") of Rite Aid Corporation (the "Company"or "Rite Aid") to solicit your proxy to vote your shares at our 2008 Annual Meeting of Stockholders. The Annual Meeting will be held on June 25, 2008 at 2:00 p.m., local time, at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania 17101. This proxy statement, the foregoing notice and the accompanying proxy card are first being mailed on or about May 21, 2008 to all holders of our common stock, par value $1.00 per share, and 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

        Holders of Rite Aid common stock and shares of 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, which are collectively referred to in this proxy statement as the "LGP preferred stock," as of the close of business on the record date, May 1, 2008, will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on the record date, Rite Aid had outstanding and entitled to vote 830,490,174 shares of common stock and 2,789,195.7676 shares of LGP preferred stock (which, on an as-if-converted basis, are entitled to an aggregate of 50,712,650 votes). No other shares of Rite Aid capital stock are entitled to notice of and to vote at the Annual Meeting.

What matters will be voted on at the Annual Meeting?

        There are two proposals that are scheduled to be considered and voted on at the Annual Meeting:

  •
  Proposal No. 1: Elect five directors to hold office until the 2011 Annual Meeting of Stockholders; and

  •
  Proposal No. 2: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

        Stockholders will also be asked to consider and vote at the Annual Meeting on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. At this time, the Board of Directors is unaware of any matters, other than those set forth above, that may properly come before the Annual Meeting.

What are the Board's voting recommendations?

        The Board recommends that you vote "FOR" the nominees of the Board in the election of directors.

        The Board recommends that you for "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the "stockholder of record" with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How can I vote my shares before the Annual Meeting?

        If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

  •
  Submitting a Proxy by Telephone:  You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on June 24, 2008 by calling the toll-free telephone number on the enclosed proxy card, 1-888-444-0050. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

  •
  Submitting a Proxy via the Internet:  You can submit a proxy via the Internet until 11:59 p.m. Eastern Daylight Time on June 24, 2008 by accessing the web site listed on your proxy card, www.voteproxy.com, and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

  •
  Submitting a Proxy by Mail:  If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

        If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank's or broker's voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

If I am the beneficial owner of shares held in "street name" by my broker, will my broker automatically vote my shares for me?

        New York Stock Exchange ("NYSE") rules applicable to broker-dealers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters, which include the election of directors and the ratification of the appointment of our independent registered public accounting firm. However, your broker does not have discretionary authority to vote your shares for certain other types of matters.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

        If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted "FOR" the nominees of the Board in the election of directors and "FOR" the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2009.

How do I vote my shares held in one of the Rite Aid 401(k) plans? What happens if I do not vote my 401(k) plan shares?

        If you are a participant in one of Rite Aid's 401(k) plans, the voter instruction card sent to you will serve as a voting instruction card to the trustee of the 401(k) plans for all shares of our common stock you own through the applicable 401(k) plan. You are entitled to instruct the plan trustee on how to vote your shares in the 401(k) plan by telephone, via the Internet or by mail as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card. The trustee will vote your shares held in the plans in accordance with your instructions. Your instructions will be kept confidential by the trustee and will not be disclosed to Rite Aid. Any shares held by a 401(k) plan participant for which timely instructions are not received by the trustee will be voted by the trustee in its sole discretion.

Could other matters be decided at the Annual Meeting?

        At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting or any adjournment or postponement of the Annual Meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

Can I vote in person at the Annual Meeting?

        Yes. If you hold shares in your own name as a stockholder of record, you may come to the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting. You can obtain directions to the annual meeting by contacting the Hilton Harrisburg at (717) 233-6000.

How can I change my vote?

        You may revoke your proxy at any time before it is exercised by:

  •
  Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

  •
  Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

  •
  Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on June 24, 2008; or

  •
  Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

        Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Robert B. Sari, Secretary

        Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

        If your shares of Rite Aid common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

What is an "abstention" and how would it affect the vote?

        An "abstention" occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. However, an abstention with respect to a matter submitted to a vote of stockholders will not be counted as having been voted for or against the matter. Consequently, an abstention with respect to any of the matters scheduled for a vote at the annual meeting will have no effect on the outcome of the vote.

What is a broker "non-vote" and how would it affect the vote?

        A broker non-vote occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares so the broker is unable to vote those uninstructed shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner with respect to the election of directors and the ratification of the appointment of the independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to the stockholder proposal. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote "cast" for or against the proposal. Consequently, a broker non-vote with respect to the stockholder proposal will have no effect on the outcome of the vote.

What are the quorum and voting requirements for the proposals?

        In deciding the proposals that are scheduled for a vote at the Annual Meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock and each holder of LGP preferred stock as of the record date is entitled to approximately 18.18 votes per share of LGP preferred stock (one vote per share of common stock issuable upon conversion of the LGP preferred stock). As of the record date, the LGP preferred stock was convertible into an aggregate of 50,712,650 shares of common stock. The holders of the common stock and LGP preferred stock vote together as a single class, except for those matters on which the holders of LGP preferred stock are entitled to vote as a separate class.

        In order to take action on the proposals, a quorum, consisting of the holders of 440,601,413 shares (a majority of the aggregate number of shares of Rite Aid common stock and LGP preferred stock (on an as-if-converted basis) issued and outstanding and entitled to vote as of the record date for the Annual Meeting), must be present in person or by proxy. This is referred to as a "quorum." Proxies marked "Abstain" and broker "non-votes," if any, will be treated as shares that are present for purposes of determining the presence of a quorum.

Proposal No. 1—Election of Directors

        The affirmative vote of a majority of the total number of votes cast (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the election of each director nominee named in Proposal No. 1. This means that the votes cast "for" that nominee must exceed the votes cast "against" that nominee. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. For more information on the operation of our majority voting standard, see the section entitled "Corporate Governance—Majority Voting Standard and Policy."

Proposal No. 2—Ratification of Auditors

        The affirmative vote of a majority of the total number of votes cast (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the ratification of the appointment of our independent registered public accounting firm in Proposal No. 2. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

What happens if a quorum is not present at the Annual Meeting?

        If the shares present in person or represented by proxy at the Annual Meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of votes present in person or represented by proxy (which may be voted by the proxyholders), may, without further notice to any stockholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

Who will count the votes?

        Officers of Rite Aid will serve as proxy tabulator and count the votes. The results will be certified by the inspectors of election.

Who will conduct the proxy solicitation and how much will it cost?

        We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and employees of Rite Aid and its subsidiaries may solicit proxies from stockholders of Rite Aid in person or by telephone, facsimile or email without additional compensation other than reimbursement for their actual expenses.

        We have retained The Altman Group, a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. Rite Aid will pay The Altman Group a fee of approximately $6,000 and reimburse the firm for reasonable out-of-pocket expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

        If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (717) 730-7766.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

        Our by-laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board. The Board of Directors has fixed the number of directors at 14. Our Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The Board of Directors currently consists of five directors whose terms expire this year, five directors whose terms expire in 2009 and four directors whose terms expire in 2010. Generally, the term of one class of directors expires at each annual meeting of stockholders and each class serves a three-year term.

Director Nominees

        The Board of Directors, based on the recommendation of the Nominating and Governance Committee, has nominated François J. Coutu, Michael A. Friedman, MD, Robert G. Miller, Michael N. Regan and Dennis Wood to be elected directors at the Annual Meeting. Messrs. Coutu and Wood were designated by The Jean Coutu Group (PJC) Inc., or Jean Coutu Group, to the Nominating and Governance Committee as director nominees pursuant to the terms of the stockholder agreement with Jean Coutu Group, which was effective on June 4, 2007, the date of our acquisition of the Brooks and Eckerd drugstore chains (the "Brooks Eckerd Transaction"). Each of the nominees for director to be elected at the Annual Meeting currently serves as a Rite Aid director.

        Each director elected at the Annual Meeting will hold office until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The other directors will remain in office for the remainder of their respective terms, as indicated below.

        If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE

BOARD OF DIRECTORS

         The following table sets forth certain information with respect to our directors and director nominees as of the record date:

Name	Age	Position with Rite Aid	Year First Became Director	Term as Director Will Expire(1)
Mary F. Sammons	61	Chairman, President and Chief Executive Officer	1999	2010
Michel Coutu.	54	Non-Executive Co-Chairman	2007	2009
Joseph B. Anderson, Jr.	65	Director	2005	2009
André Belzile	46	Director	2007	2010
François J. Coutu	53	Director	2007	2008
Michael A. Friedman, MD	64	Director	2004	2008
George G. Golleher	60	Director	2002	2010
Robert A. Mariano(2)	58	Director	2005	2009
Robert G. Miller	64	Director	1999	2008

Michael N. Regan	60	Director	2007	2008
Philip G. Satre	59	Director	2005	2010
Jonathan Sokoloff	50	Director	1999	2009
Marcy Syms	57	Director	2005	2009
Dennis Wood	69	Director	2007	2008

(1)
Directors' terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

(2)
Mr. Mariano resigned from the Board effective May 12, 2008. James L. Donald was appointed to the Board on May 13, 2008, with a term expiring at the 2009 Annual Meeting of Stockholders, to fill the vacancy created by Mr. Mariano's resignation.

        Following are the biographies for our director nominees and our directors who will continue to serve after the 2008 Annual Meeting:

        Mary F. Sammons.    Ms. Sammons has been Chairman of the Board of the Company since June 2007 and has been President and a member of Rite Aid's Board of Directors since December 5, 1999 and Chief Executive Officer since June 2003. She was the Chief Operating Officer from December 1999 until June 2003. From April 1999 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Stores, Inc., the last being that of Executive Vice President. Ms. Sammons is also a member of the Board of the National Association of Chain Drug Stores, a trade association, and is a director of First Horizon National Corporation and of The Rite Aid Foundation.

        Michel Coutu.    Mr. Michel Coutu is Non-Executive Co-Chairman of the Board. He served as President of the U.S. operations of Jean Coutu Group and Chief Executive Officer of Jean Coutu USA until June 2007. He has also served as a member of the Board of Directors of Jean Coutu Group since December 1985. Mr. Coutu holds a degree in finance and a license in law from the University of Sherbrooke and a Masters in Business Administration from the Simon School of Business at the University of Rochester.

        Joseph B. Anderson, Jr.    Mr. Anderson has been the Chairman of the Board and Chief Executive Officer of TAG Holdings, LLC, a manufacturing, service and technology business since January 2002. Mr. Anderson was Chairman of the Board and Chief Executive Officer of Chivas Industries, LLC from 1994 to 2002. Mr. Anderson also serves as a director of Quaker Chemical Corporation, ArvinMeritor, Inc., Sierra Pacific Resources and Valassis Communications, Inc.

        André Belzile.    Mr. Belzile has been the Senior Vice President, Finance and Corporate Affairs of Jean Coutu Group since May 2004. Prior to serving in this position, from 1992 until May 2004 he served as Vice President and Chief Financial Officer of Cascades Inc., a producer and marketer of packaging products. Mr. Belzile is a chartered accountant who earned a bachelor's degree at Les Hautes Études Commerciales (HEC MONTRÉAL).

        François J. Coutu.    Mr. François J. Coutu has served as President and Chief Executive Officer of Jean Coutu Group since October 2007. Previously, Mr. Coutu held the positions of President of Canadian Operations and Vice Chairman of the Board from 2005 to 2007, President and Chief Executive Officer from 2002 to 2005 and President and Chief Operating Officer of Jean Coutu Group from 1992 to 2002. Mr. Coutu has been a member of the Board of Directors of Jean Coutu Group since 1985. He is a pharmacist by profession, holds a Bachelor's Degree in Administration from McGill University and a Bachelor's Degree in Pharmacy from Samford University. He is a current director and former chair of the Canadian Association of Chain Drug Stores, a trade association, and previously served as a member of the Board of Directors of the National Bank of Canada, where he was a member of the Human Resources and Credit Committees.

        James L. Donald.    Mr. Donald is currently a self-employed private investor. Mr. Donald was President and Chief Executive Officer and a director of Starbucks Corporation from April 2005 to January 2008. From October 2004 to April 2005, Mr. Donald served as Starbuck's CEO designate. From October 2002 to October 2004, Mr. Donald served as President of Starbucks, North America. From October 1996 to October 2002, Mr. Donald served as Chairman, President and Chief Executive Officer of Pathmark Stores, Inc. and prior to that time he held a variety of senior management positions with Albertson's, Inc., Safeway, Inc. and Wal-Mart Stores, Inc. Mr. Donald was appointed to the Board in May 2008 on the recommendation of the Nominating and Governance Committee. Mr. Donald was recommended for consideration by the Nominating and Governance Committee by Mary Sammons, our Chairman, President and Chief Executive Officer.

        Michael A. Friedman, MD.    Dr. Friedman has been President and Chief Executive Officer of City of Hope, a National Cancer Institute-designated Comprehensive Cancer Center since May 2003. From October 2001 to April 2003, Dr. Friedman served as Chief Medical Officer for Biomedical Preparedness for the Pharmaceutical Research and Manufacturers of America, a pharmaceutical trade association. Additionally, he held the position of Senior Vice President of Research and Development, Medical and Public Policy for Pharmacia. He also has held executive positions in government and public health organizations. In addition to serving as Acting Commissioner of the U.S. Food and Drug Administration from 1997 to 1998, he was Associate Director of the Cancer Therapy Evaluation Program at the National Cancer Institute, National Institutes of Health from 1988 to 1995. He joined the National Cancer Institute in 1983 as Chief of the Clinical Investigations Branch of the Division of Cancer Treatment. Before that he spent nearly a decade at the University of California at San Francisco Medical Center in various positions, from Assistant Professor of Medicine in 1975 to Interim Director of the Cancer Research Institute from 1981 to 1983. Author of more than 150 scientific papers and books, Dr. Friedman has received commendations, including the Surgeon General's Medallion in 1999.

        George G. Golleher.    In June 2007, Mr. Golleher was appointed as Chairman and Chief Executive Officer of Smart and Final. From June 1999 to June 2007, Mr. Golleher worked as a self-employed business consultant and a private equity investor following his retirement after 28 years of experience in the Southern California food industry. Mr. Golleher was the Chief Executive Officer of Simon Worldwide Inc., a promotional marketing firm, from May 2003 to April 2006. From March 1998 to May 1999, Mr. Golleher served as President, Chief Operating Officer and director of Fred Meyer, Inc. Prior to joining Fred Meyer, Inc., Mr. Golleher served for 15 years with Ralphs Grocery Company and its predecessors and was Chief Executive Officer when Ralphs Grocery Company merged with Fred Meyer, Inc. in March 1998. Mr. Golleher serves as a director of Linens 'N Things, Inc. and Claires Stores, Inc. He also served as a director of Simon Worldwide, Inc. from November 1999 to April 2006 and of General Nutrition Centers, Inc. from December 2003 to March 2007.

        Robert G. Miller.    Mr. Miller has been Chief Executive Officer of Albertsons LLC since June 2006. Mr. Miller has been a member of Rite Aid's Board of Directors since December 1999, serving as our Chairman of the Board from December 1999 until June 2007. From December 1999 until June 2003, Mr. Miller was also Rite Aid's Chief Executive Officer. Previously, Mr. Miller served as Vice Chairman and Chief Operating Officer of The Kroger Company, a retail food company. Mr. Miller joined the Kroger Company in March 1999, when Kroger acquired Fred Meyer, Inc., a food, drug and general merchandise chain. From 1991 until the March 1999 acquisition, he served as Chief Executive Officer of Fred Meyer, Inc. Mr. Miller also is a director of Nordstrom, Inc.

        Michael N. Regan.    Mr. Regan is currently a self-employed private equity investor. Mr. Regan served as Chief Financial Officer of The St. Joe Company, a major real estate development company based in Florida, from November 2006 to May 2007. From 1997 to November 2006, he served as Senior Vice President, Finance and held various other positions with The St. Joe Company and was a member of the senior management team. Prior to joining St. Joe's, he served as Vice President and Controller of Harrah's Entertainment from 1991 to 1997. From 1980 until 1991 he held a series of progressively more responsible positions for Harrah's Entertainment, Inc. and its prior parent companies, Holiday Corporation and The Promus Companies.

        Philip G. Satre.    Mr. Satre is currently a self-employed private investor. Mr. Satre served as Chief Executive Officer of Harrah's Entertainment, Inc. from 1993 to January 2003. Mr. Satre was a director of Harrah's from 1988 through 2004, serving as Chairman of the Board of Harrah's since 1997. He presently serves on the Boards of Directors of the National Center for Responsible Gaming, The National World War II Museum, the Nevada Cancer Institute, Sierra Pacific Resources and Nordstrom, Inc., and is a trustee of Stanford University.

        Jonathan D. Sokoloff.    Mr. Sokoloff has been a Managing Partner of Leonard Green & Partners, L.P. since 1994. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Since 1990, Mr. Sokoloff has also been a partner in a merchant banking firm affiliated with Leonard Green & Partners, L.P. Mr. Sokoloff previously was elected as a director pursuant to director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

        Marcy Syms.    Ms. Syms has been Chief Executive Officer and a director of Syms Corp, a chain of retail clothing stores, since 1983. She currently serves on the Boards of Directors of New York Chapter of the American Heart Association and the New Jersey Economic Growth Council. Ms. Syms also is a founding member of the Board of Directors of the Syms School of Business at Yeshiva University.

        Dennis Wood, O.C.    Mr. Wood is Chairman, President and Chief Executive Officer of Dennis Wood Holdings Inc., a privately owned portfolio company, a position he has held since 1973. Since April 2005, he has served as Interim President and Chief Executive Officer of Groupe Bocenor Inc., a window and door manufacturer, and also serves as a director and as Chair of its Executive Committee. Between 1992 and 2001, Mr. Wood served as Chairman, President and Chief Executive Officer of C-MAC Industries Inc., a designer and manufacturer of integrated electronic manufacturing solutions. Mr. Wood has been a member of the Board of Jean Coutu Group since March 2004. In April 2007, he was appointed Chairman of the Board of Azimut Exploration Inc. and serves as a member of the Board of Directors Transat A.T. Inc. Futhermore, Mr. Wood serves on the Boards of: National Bank Trust and Blue Mountain Wallcoverings Inc., a privately held company. He has been awarded Canada's top honor, the Order of Canada and has an honorary degree from the University of Sherbrooke.

Corporate Governance

        We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, suppliers and the community. The Board of Directors has closely monitored and implemented relevant legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC interpreting and implementing Sarbanes-Oxley, and the corporate governance listing standards of the NYSE.

        Website Access to Corporate Governance Materials.    Our corporate governance information and materials, including our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, current charters for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee, Code of Ethics for the Chief Executive Officer and Senior Financial Officers, Code of Ethics and Business Conduct, and our Related Person Transactions Approval Policy, are

posted on our website at www.riteaid.com under the headings "Our Company—Corporate Governance" and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

        Codes of Ethics.    The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed promptly on our website at www.riteaid.com under the headings "Our Company—Corporate Governance—Code of Ethics."

        Director Independence.    For a director to be considered independent under the New York Stock Exchange corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

        As a result of this review, the Board affirmatively determined that the following directors, including each director serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, satisfy the independence requirements of the NYSE listing standards: Joseph B. Anderson, Jr., André Belzile, François J. Coutu, James L. Donald, Michael A. Friedman, MD, George G. Golleher, Robert A. Mariano (who served as a director until May 2008), Michael N. Regan, Philip G. Satre, Marcy Syms and Dennis Wood. The Board also determined that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the NYSE requirements for audit committee members. In determining each individual's status as an independent director, the Board considered the following transactions, relationships and arrangements:

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  Joseph B. Anderson serves as a director of Valassis Communications, Inc., which does business with Rite Aid. Because Mr. Anderson serves only as an outside director of, and is not an officer of or otherwise employed by, Valassis Communications, Inc., the Board determined that the relationship between Rite Aid and Valassis Communications, Inc. does not constitute a material relationship between Mr. Anderson and Rite Aid.

  •
  Until March 2007, George G. Golleher served as director of General Nutrition Centers, which does business with Rite Aid. Because Mr. Golleher served only as an outside director of, and is not an officer of or otherwise employed by, General Nutrition Centers, the Board determined that the relationship between Rite Aid and General Nutrition Centers does not constitute a material relationship between Mr. Golleher and Rite Aid.

  •
  George G. Golleher serves as the Chairman and Chief Executive Officer of Smart & Final, which entity purchases ice cream from one of the Company's subsidiaries. Because the purchases of ice cream are in an amount which is less than 2% of Smart & Final's consolidated gross revenues, the Board determined that the relationship between Rite Aid and Smart & Final does not constitute a material relationship between Mr. Golleher and Rite Aid.

        There is no family relationship between any of the nominees, continuing directors and executive officers of Rite Aid, except that directors François Coutu and Michel Coutu are brothers.

        Majority Voting Standard and Policy.    Under the Company's majority voting standard, a nominee for director in uncontested elections of directors (as is the case for this annual meeting) will be elected to the Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. Directors will continue to be elected by a plurality of votes cast at any meeting of stockholders for which (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the By-Laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the 14th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

        Under the Company's Corporate Governance Guidelines (the "Guidelines"), a director who fails to receive the required number of votes for re-election in accordance with the By-Laws will, within five days following certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board, subject to the procedures set forth in the Guidelines.

Committees of the Board of Directors

        The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Current copies of the charters for each of these committees are available on our website at www.riteaid.com under the headings "Our Company—Corporate Governance—Committee Charters."

        Audit Committee.    The Audit Committee, which held four meetings during fiscal year 2008 and four special meetings, currently consists of Philip G. Satre (Chairman), André Belzile, Michael N. Regan and Marcy Syms. Robert A. Mariano served on the Audit Committee during fiscal year 2008, until he resigned from the Board in May 2008. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Exchange Act and the additional requirements of the NYSE listing standards for audit committee members. See the section entitled "Corporate Governance—Director Independence" above. The Board has determined that Philip G. Satre qualifies as an "audit committee financial expert" as that term is defined under applicable SEC rules.

        The functions of the Audit Committee include the following:

  •
  Appointing, compensating and overseeing our independent registered public accounting firm ("independent auditors");

  •
  Overseeing management's fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

  •
  Overseeing the activities of the Company's internal audit function.

        The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see the section entitled "Audit Committee Report," as well as the Audit Committee's charter, which is posted on our website at www.riteaid.com under the headings "Our Company—Corporate Governance."

        Compensation Committee.    The Compensation Committee, which met five times in which one of those times was a special meeting during fiscal year 2008, currently consists of George G. Golleher (Chairman), Michael A. Friedman, MD and Dennis Wood. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Compensation Committee include the following:

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  Administering Rite Aid's stock option and other equity incentive plans;

  •
  Determining and approving the compensation levels for the Chief Executive Officer; and

  •
  Reviewing and recommending to the Board of Directors other senior officers' compensation levels.

        The Compensation Committee reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights ("SARs") and stock-based awards. The details of the processes and procedures for the consideration and determination of executive and director compensation are described in the section entitled "Compensation Discussion and Analysis."

        The Compensation Committee also has access to independent compensation data and from time to time engages outside compensation consultants. In fiscal year 2008, the Compensation Committee considered the report of outside compensation consultants with respect to executive compensation, director compensation and equity compensation strategy.

        The objectives of the Compensation Committee are to support the achievement of desired company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company's performance.

        Nominating and Governance Committee.    The Nominating and Governance Committee, which held three meetings during fiscal year 2008, currently consists of Joseph B. Anderson, Jr. (Chairman), François J. Coutu and Michael A. Friedman, MD. Robert A. Mariano served on the Nominating and Governance Committee during fiscal year 2008, until he resigned from the Board in May 2008. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Nominating and Governance Committee include the following:

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  Identifying and recommending to the Board individuals qualified to serve as Rite Aid directors;

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  Recommending to the Board individual directors to serve on committees of the Board;

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  Advising the Board with respect to matters of Board composition and procedures;

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  Developing and recommending to the Board a set of corporate governance principles applicable to Rite Aid and overseeing corporate governance matters generally;

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  Overseeing the annual evaluation of the Board and management; and

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  Reviewing, evaluating and recommending for approval by the Board related person transactions of the Company.

        Executive Committee.    The members of the Executive Committee currently are Michel Coutu, Robert G. Miller, Mary F. Sammons and Philip G. Satre. The Executive Committee did not meet during fiscal year 2008. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.

Nomination of Directors

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

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  The name of the stockholder and evidence of the person's ownership of Rite Aid stock, including the number of shares owned and the length of time of ownership; and

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  The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Rite Aid director and the person's consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

        The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of Rite Aid's most recent annual meeting of stockholders.

        The Nominating and Governance Committee believes that the minimum qualifications for serving as a Rite Aid director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of Rite Aid's business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate's specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

        The Nominating and Governance Committee identifies potential candidates by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders.

        Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Executive Sessions of Non-Management Directors

        In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. The non-management directors met in executive session six times during fiscal year 2008 and were presided over by the Non-Executive Co-Chairman of the Board of Directors.

Communications with the Board of Directors

        The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members)

of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management directors, any individual directors or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Rite Aid Corporation, c/o Secretary, P.O. Box 3165, Harrisburg, Pennsylvania 17105. To communicate with any of the directors electronically, stockholders should go to our website at www.riteaid.com. Under the headings "Our Company—Corporate Governance—Contact Our Board" you will find an on-line form that may be used for writing an electronic message to the Board, the non-management directors, any individual directors, or any committee of directors. Please follow the instructions on the web site in order to send your message.

        All communications received as set forth above will be opened by the Secretary for the purpose of determining whether the contents represent a message to the directors, and depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-management directors, an individual director, or committee of directors, as appropriate. The Secretary will make sufficient copies of the contents to send to each director who is a member of the Board or of the committee to which the envelope or e-mail is addressed.

Directors' Attendance at Board, Committee and Annual Meetings

        The Board of Directors held six regular meetings, one special meeting and on two occasions acted by unanimous written consent during fiscal year 2008. Each incumbent director with the exception of Robert A. Mariano attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

        It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders. Ten of our twelve directors attended the 2007 Annual Meeting of Stockholders.

Directors' Compensation

        Except for Robert G. Miller, whose compensation arrangements are discussed in the section below entitled "Agreement with Mr. Miller," and except as noted below under the director compensation plan, each non-employee director other than Mr. Sokoloff (who is affiliated with Leonard Green & Partners L.P., an entity that provides services to Rite Aid, as discussed under "Certain Relationships and Related Transactions") receives an annual payment of $70,000 effective October 1, 2007 ($50,000 prior to that date) in cash, payable quarterly in arrears, except that the annual payment to each non-employee director who is a member of the Audit Committee is $80,000 effective October 1, 2007 ($60,000 prior to that date) and the annual payment to Michel Coutu in his capacity as Non-Executive Co-Chairman is $500,000. In addition, the chair of the Audit Committee receives an additional annual payment of $10,000 effective October 1, 2007 (a decrease from the $15,000 in effect prior to that date). Each non-employee director who chairs a committee of the Board other than the Audit Committee receives an additional annual payment of $7,500. Directors who are officers and full-time Rite Aid employees and Messrs. Sokoloff and Danhakl (who resigned on June 4, 2007) receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors meetings.

        Each person who was first elected or appointed as a director after January 1, 2002 and who is eligible to receive compensation for serving as a director shall, on the date first elected or appointed, receive non-qualified stock options to purchase 100,000 shares of common stock. In addition, non-employee directors other than Messrs. Sokoloff and Danhakl are entitled to annually receive non-qualified stock options to purchase 50,000 shares of common stock, or beginning with fiscal year 2009, 20,000 shares of restricted stock. All of the options received by the directors vest ratably and the restrictions applicable to the restricted stock shall lapse over a three-year period beginning on the first anniversary of the date they were granted. None of such options vests after the non-employee director ceases to be a director, except in the case of a director whose service terminates after he or she reaches age 72, in which case such options will vest immediately upon termination. All of the options vest immediately upon a change in control. In accordance with the foregoing, the following number of options to purchase shares of common stock were issued under Rite Aid's 2006 Omnibus Equity Plan to the following directors: on June 27, 2007, Ms. Syms and Messrs. Anderson, Friedman, Golleher, Mariano, Miller and Satre each received options to purchase 50,000 shares, with an exercise price of $6.15 per share; on June 4, 2007, the date of the closing of the Brooks Eckerd Transaction, André Belzile, François J. Coutu, Michel Coutu and Dennis Wood were appointed and on June 27, 2007, Michael N. Regan was appointed to the Board of Directors and each of them received non-qualified stock options to purchase 100,000 shares with an exercise price equal to the market price of the Company's common stock as of the close of business on the date of grant.

        In fiscal year 2008, Rite Aid's non-employee directors also received $1,000 (which was increased to $2,000 effective October 1, 2007) for each Board of Directors meeting attended, $1,000 for each committee meeting attended or $1,500 (which was increased to $2,500 effective October 1, 2007) for each meeting attended at which such non-employee director served as the chairman of a committee, except that Messrs. Sokoloff and Danhakl received no such compensation.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2008

        The following Director Compensation Table sets forth fees, awards and other compensation paid to or earned by our directors (other than Named Executive Officers) who served during the fiscal year ended March 1, 2008:

Name	Fees Earned or Paid in Cash($)		Option Awards ($)(4)	All Other Compensation ($)		Total
Joseph B. Anderson, Jr.	74,000		225,250	—		299,250
André Belzile	76,500		81,250	—		157,750
François J. Coutu	42,750		81,250	—		124,000
Michel Coutu	293,500		81,250	—		374,750
John G. Danhakl(1)	—		—	—		—
Michael A. Friedman, MD	70,000		210,668	—		280,668
Alfred M. Gleason(1)	36,143		—	—		36,143
George G. Golleher	77,565		175,334	7,543	(3)	260,442
Robert A. Mariano	69,000		225,250	—		294,250
Robert G. Miller	350,000	(2)	187,667	986,569	(3)	1,524,236
Michael N. Regan	42,043		81,250	—		123,293
Philip G. Satre	98,056		238,334	—		336,390
Stuart M. Sloan(1)	29,588		134,709	—		164,297
Jonathan Sokoloff	—		—	—		—
Marcy Syms	80,000		225,250	—		305,250
Dennis Wood	43,750		81,250	—		125,000

(1)
Messrs. Danhakl and Gleason resigned from the Board on June 4, 2007 upon completion of the Brooks Eckerd Transaction, and Mr. Sloan resigned from the Board effective June 27, 2007, the date of the 2007 Annual Meeting.

(2)
Represents annual base pay for Mr. Miller, as discussed in the section entitled "Agreement with Mr. Miller."

(3)
All Other Compensation for Mr. Golleher consists of $7,543 for personal use of aircraft. All Other Compensation for Mr. Miller consists of $240,000 contributed by the Company to a supplemental executive retirement plan, $30,594 of earnings in excess of 120% of the "applicable federal rate" or AFR under said plan, $3,769 in company matching contributions made to the Company's 401(k) plan, $10,000 for financial planning services, $227,206 for personal use of aircraft and a special award of $475,000 upon the closing of the Brooks Eckerd Transaction.

(4)
Represents the total expense recorded in fiscal 2008 in accordance with SFAS No. 123R for outstanding stock option awards. The assumptions used in determining the fair value of the outstanding options is set forth in Note 15 to our financial statements contained in our Annual Report on Form 10-K for the year ended March 1, 2008. We recognize expense ratably over the three-year vesting period.

The number of unexercised options outstanding as of March 1, 2008 for each director is detailed in the table below. Note that the grant date fair value is included for those options granted to our directors in fiscal 2008. Note also that upon the closing of the Brooks Eckerd Transaction on June 4, 2007 all then-unexercised options became exercisable.

Name	Grant Date	Exercise Price($)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Grant Date Fair Value ($)
Joseph B. Anderson, Jr.	9/21/2005 6/21/2006 6/27/2007	3.65 4.55 6.15	100,000 50,000 —	— — 50,000	— — 3.25
André Belzile	6/4/2007	6.55	—	100,000	3.25
François J. Coutu	6/4/2007	6.55	—	100,000	3.25
Michel Coutu	6/4/2007	6.55	—	100,000	3.25
Michael A. Friedman, MD	10/7/2004 6/23/2005 6/21/2006 6/27/2007	3.53 4.11 4.55 6.15	100,000 50,000 50,000 —	— — — 50,000	— — — 3.25
George C. Golleher	1/30/2002 12/11/2002 4/7/2004 6/23/2005 6/21/2006 6/27/2007	2.26 2.10 5.40 4.11 4.55 6.15	100,000 50,000 50,000 50,000 50,000 —	— — — — — 50,000	— — — — — 3.25
Robert A. Mariano	9/21/2005 6/21/2006 6/27/2007	3.65 4.55 6.15	100,000 50,000 —	— — 50,000	— — 3.25
Robert G. Miller	11/20/2000 2/13/2001 6/24/2004 6/23/2005 6/21/2006 6/27/2007	2.75 4.05 5.38 4.11 4.55 6.15	4,200,000 4,500,000 50,000 50,000 50,000 —	— — — — — 50,000	— — — — — 3.25
Michael Regan	6/27/2007	6.15	—	100,000	3.25

Philip G. Satre	4/6/2005 6/23/2005 6/21/2006 6/27/2007	3.77 4.11 4.55 6.15	100,000 50,000 50,000 —	— — — 50,000	— — — 3.25
Marcy Syms	9/21/2005 6/21/2006 6/27/2007	3.65 4.55 6.15	100,000 50,000 —	— — 50,000	— — 3.25
Dennis Wood	6/4/2007	6.55	—	100,000	3.25

Agreement with Mr. Miller

        Mr. Miller's April 9, 2003 employment agreement was amended on April 28, 2005, pursuant to which, effective as of June 23, 2005, Mr. Miller continued serving solely as Chairman of the Board. On November 28, 2006, Rite Aid amended the April 9, 2003 agreement with Mr. Miller pursuant to which Mr. Miller stepped down as Chairman upon the closing of the Brooks Eckerd Transaction and continues to serve solely as a director through the date of the 2008 annual meeting, and the parties agreed that the Brooks Eckerd Transaction would not trigger change in control benefits. An additional amendment to Mr. Miller's employment agreement, pursuant to which Mr. Miller will continue to serve as a director until the Company's 2011 Annual Meeting of Stockholders, will become effective as of, and subject to, his re-election to the Board of Directors at the 2008 annual meeting. Additional terms of this agreement are as follows:

        Salary and incentive bonus.    Through the date of the 2008 Annual Meeting of Shareholders, Mr. Miller receives annual base pay of $350,000 and is entitled to continued benefits, in their entirety, including participation in Rite Aid's fringe benefit and perquisite programs and savings plans, and continued deferred compensation as provided under the December 5, 1999 employment agreement. However, he is not entitled to participate in any incentive compensation or bonus plans. Beginning on the date of the 2008 annual meeting and ending on the later of (i) June 30, 2009 and (ii) the one year anniversary of the 2008 annual meeting (the "Term"), Mr. Miller will receive a monthly base salary of $5,000 (pro-rated for any partial month) and will continue to be eligible to participate in certain of the Company's fringe benefit and perquisite programs in which he was entitled to participate prior to the 2008 annual meeting, and will continue to remain entitled to defer compensation as provided under the December 5, 1999 employment agreement. The Term may be extended at the mutual agreement of the parties. If the Term is not extended, Mr. Miller shall be entitled to receive solely the fees which are paid to our non-employee directors through the end of his service as a director.

        Restricted stock and options.    During his service as a director, Mr. Miller is eligible to receive option and restricted stock awards in accordance with Rite Aid's policy for members of the Board of Directors as in effect from time to time. Mr. Miller's existing stock options and shares of restricted stock continue to vest and be fully exercisable for the remainder of their stated terms.

        Termination of employment and change in control arrangements.    The termination provisions of the April 9, 2003 employment agreement became effective immediately and remain in effect until the agreement expires. Pursuant to the April 28, 2005 amendment to the April 9, 2003 agreement, if Mr. Miller was not re-elected as Chairman, he could be terminated and receive one year's base salary (as compared to three years provided under the previous agreements for a termination without cause). Under the November 28, 2006 agreement, Mr. Miller has waived any right he would have pursuant to his employment agreement upon his ceasing to serve as Chairman or a change in control triggered by the Brooks Eckerd Transaction.

Agreement with Michel Coutu

        Effective as of June 27, 2007, Michel Coutu was appointed as a director of Rite Aid and non-executive co-chairman of the Board of Directors for a term of two years following the completion of the Brooks Eckerd Transaction. In this capacity, Mr. Coutu is entitled to receive an annual retainer of $500,000, payable quarterly in arrears. In addition, Mr. Coutu is also entitled to receive certain benefits and annual equity awards to the same extent as our other directors, as described under the caption "Directors' Compensation," above.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The accounting firm of Deloitte & Touche LLP ("Deloitte & Touche") has been selected as the independent registered public accounting firm for the Company for the fiscal year ending February 28, 2009. Although the selection of accounting firms does not require ratification, the Board of Directors has directed that the appointment of Deloitte & Touche be submitted to the stockholders for ratification due to the significance of their appointment by the Company. If the stockholders do not ratify the appointment of Deloitte & Touche, the Board of Directors will consider the appointment of another independent registered public accounting firm. A representative of Deloitte & Touche will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009
EXECUTIVE OFFICERS

        Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of Rite Aid.

Name	Age	Position with Rite Aid
Mary F. Sammons(1)	61	Chairman, President and Chief Executive Officer
Robert J. Easley	49	Chief Operating Officer
Pierre Legault	47	Senior Executive Vice President, Chief Administrative Officer
Brian R. Fiala	47	Executive Vice President, Store Operations
Jerry Mark deBruin	49	Executive Vice President, Pharmacy
Robert B. Sari	52	Executive Vice President, General Counsel and Secretary
Kevin Twomey	57	Executive Vice President, Chief Financial Officer
Douglas E. Donley	45	Senior Vice President, Chief Accounting Officer

(1)
Ms. Sammons' biographical information is provided above in the section identifying the Board of Directors.

        Robert J. Easley.    Mr. Easley was appointed Chief Operating Officer in August 2007. Prior to that, he served as Senior Vice President, Chief Marketing Officer and Head of Pharmacy for H-E-Butt Grocery Company. Mr. Easley joined H-E-Butt Grocery Company in 1991 in an executive development program working his way up through various store operations and corporate management roles to Chief Marketing Officer and Head of Pharmacy.

        Pierre Legault.    Mr. Legault was appointed Senior Executive Vice President, Chief Administrative Office in June 2007. He was the Executive Vice President of Jean Coutu Group from January 2006 to March 2007. Prior to serving as Executive Vice President of Jean Coutu Group, Mr. Legault held several senior positions with Sanofi-Aventis and predecessor companies over a period of 16 years, last serving in the position of President of the Global Dermatology division in Sanofi-Aventis Group until December 2005. Some of the positions held by Mr. Legault were Senior Vice President and Chief Financial Officer for the North American Business of Aventis from 2000 to 2003, Global Senior Vice

President Finance and Treasury of Hoechst Marion Roussel, Inc. from 1998 to 2000, Vice President and Chief Financial Officer/Chief Information Officer, North America Finance, Information Services and Administration of Marion Merrell Dow, Inc. from 1997 to 1998 and Vice President and Chief Financial Officer (Finance, Information Systems and Administration) of Marion Merrell Dow Pharmaceutical Canada from 1990 to 1996. Mr. Legault has served as a Board member and Chairman of the Audit Committee for Cyclacel Pharmaceuticals, Inc. since 2006.

        Brian R. Fiala.    Mr. Fiala was appointed Executive Vice President of Store Operations in June 2007. Prior to joining the Company, Mr. Fiala spent 24 years with Target Corporation, where most recently he served as Senior Vice President on the East Coast. Mr. Fiala joined Target in 1983 as a management trainee, was promoted into various positions including Store Team Leader, Regional Merchandise Manager, District Team Leader, and Regional Director. In 1998, Mr. Fiala was named Regional Vice President for the Northeast and in 2001 was promoted to Senior Vice President of Target.

        Jerry Mark deBruin.    Mr. deBruin was appointed Executive Vice President, Pharmacy in October 2005. He had been Senior Vice President, Pharmacy Services from February 2003 to October 2005. Prior to that, he served as Vice President, Managed Health Care and Pharmacy at Albertsons, Inc. from December 1999 to January 2003, when Albertsons, Inc. merged with American Stores Company. From 1994 to 1999, Mr. deBruin held several senior positions at American Stores Company including General Manager and Vice President of RxAmerica, a pharmacy benefits management company owned by American Stores Company and Long's Drug Stores Corporation.

        Robert B. Sari.    Mr. Sari was appointed Executive Vice President, General Counsel and Secretary in October 2005. He had been Senior Vice President, General Counsel and Secretary from June 2002 to October 2005. Mr. Sari served as Senior Vice President, Deputy General Counsel and Secretary from October 2000 until May 2002. From May 2000 to October 2000, he served as Vice President, Law and Secretary. Mr. Sari served as Associate Counsel from May 1997 to May 2000. Prior to May 1997, Mr. Sari was Vice President, Legal Affairs for Thrifty PayLess, Inc.

        Kevin Twomey.    Mr. Twomey was appointed Executive Vice President, Chief Financial Officer in October 2005. He had been Senior Vice President and Chief Accounting Officer from December 2000 to October 2005.

        Douglas E. Donley.    Mr. Donley was appointed Senior Vice President, Chief Accounting Officer in October 2005. He had been Group Vice President, Corporate Controller from 1999 to October 2005. Mr. Donley served as a financial analyst for Rite Aid from 1996 to 1999. He was an internal auditor for Harsco Corporation from 1994 to 1996. Prior to joining Harsco, he was an auditor for KPMG Peat Marwick. In March 2007, pursuant to a plea agreement, Mr. Donley pled guilty to state misdemeanor offenses related to driving under the influence. Mr. Donley was fined $2,033, served 72 hours incarceration, was given six months of supervised parole, had his drivers license suspended for 24 months and was required to attend alcohol and driving safety classes. The Company believes that these matters do not adversely affect his fitness to serve as an officer.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        Rite Aid Corporation is the third largest retail drugstore chain in the United States based on revenues and number of stores, operating more than 5,000 stores in 31 states and the District of Columbia. A primary component of the Company's human resource strategy is to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to the Company's core values of excellence, integrity and respect for people and have the ability to execute the Company's strategic and operational priorities.

Objectives of Executive Compensation

        All executive compensation and benefits programs are within the purview of the Compensation Committee, which bases these programs on the same objectives that guide the Company in establishing all of its compensation programs, outlined below. The Compensation Committee also administers the Company's equity incentive compensation plans. In establishing or approving the compensation of our Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the "Named Executive Officers") in any given year, the Compensation Committee is generally guided by the following objectives:

          Compensation should be based on the level of job responsibility, individual performance, and company performance, and should foster the long-term focus required for success in the retail drugstore industry. As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance and shareholder returns and to longer-term performance because they are in a position to have greater influence on longer-term results.

          Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled, diverse work force, we must remain competitive with the pay of other employers who compete with us for talent.

          Compensation should reward performance. Our programs should deliver compensation in relationship to company performance. Where company performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the Company to support the stability and future needs of the Company.

          To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company's achievement of its strategic and operational goals.

          Compensation and benefit programs should be set across consistent measures and goals at all levels of the organization. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

          Compensation and benefit programs should attract associates who are interested in a career at Rite Aid.

The Committee's Processes

        The Compensation Committee has established a number of processes to assist it in ensuring that the Company's executive compensation program is achieving its objectives. Among those are:

          Assessment of Company performance.    The Compensation Committee uses company performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers various measures of Company and industry performance, including, but not limited to, comparable store sales growth, Adjusted EBITDA, earnings growth, return on sales, return on average invested capital and assets and total shareholder return. In determining relative performance to the Company's peer group, the Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company target incentive/award levels and performance measures that determine the size of payouts under the Company's two formula-based incentive programs—the cash incentive bonus program and the equity program.

          Assessment of individual performance.    Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. With respect to the CEO, the independent directors meet with the CEO in executive session annually at the beginning of the year to agree upon the CEO's performance objectives (both individual and Company objectives) for the year. At the end of the year, the independent directors meet in executive session to conduct a performance review of the CEO based on his or her achievement of the agreed-upon objectives, contribution to the Company's performance, and other leadership accomplishments. This evaluation is shared with the CEO and is provided to the Compensation Committee for its consideration in setting the CEO's compensation.

          For the other Named Executive Officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board of Director's interactions with the executive officer. As with the CEO, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive and his or her organization, his or her contribution to the Company's performance, and other leadership accomplishments.

          Benchmarking.    The Compensation Committee benchmarks the Company's programs with a peer group of retail organizations via external survey and compensation recommendations from Mercer Human Resources Consulting, a qualified, independent compensation consultant that reports its findings directly to the Compensation Committee. For the Company's 2008 fiscal year, this peer group consisted of the following companies: BJ's Wholesale; Costco; CVS/Caremark; Family Dollar Stores; Great Atlantic & Pacific Tea Co.; Home Depot; Longs Drug Store; Lowe's Companies; Safeway, Inc.; Target Corp. and Walgreen Co. The Compensation Committee compares the peer group companies' executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Compensation Committee uses the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the peer group companies when the Company achieves the targeted performance levels.

          Total compensation review.    The Compensation Committee reviews each executive's base pay, bonus, equity incentives and retirement benefits annually with the guidance of the Compensation Committee's independent consultant. Following the fiscal year 2008 review, the Compensation Committee determined that these elements of compensation were reasonable in the aggregate.

Components of Executive Compensation for Fiscal Year 2008

        For fiscal year 2008, the compensation of executives consisted of four primary components—base salary, a cash incentive bonus award under the Company's annual incentive bonus plan, equity grants of stock options, restricted stock and performance units and a benefits package. In addition, for fiscal year 2008, the Company granted special cash and restricted stock awards to certain Named Executive Officers in connection with the closing of the Brooks Eckerd Transaction. The Compensation Committee believes that this program balances both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits in a way that furthers the compensation objectives discussed above. Following is a discussion of the Compensation Committee's considerations in establishing each of the components for the executive officers.

Base Salary

        Base salary is one element of an executive's annual cash compensation during employment. The value of base salary reflects the employee's long-term performance, skill set and the market value of that skill set. In setting base salaries for fiscal year 2008, the Compensation Committee considered the following factors:

          The median of comparable companies.    The Compensation Committee generally attempts to provide base compensation approximating the median of the selected group of peer companies listed above.

          Internal relativity, meaning the relative pay differences for different job levels.

          Individual performance.    Except for increases associated with promotions or increased responsibility, increases in base salary for executives from year to year are generally limited to minimal adjustments to reflect individual performance.

          Peer group data specific to the executive's position, where applicable. As noted above, we used the peer group data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment in view of our compensation objectives.

          Consideration of the mix of overall compensation.    Consistent with our compensation objectives, as executives progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to company performance and shareholder returns. Thus, for example, Ms. Sammons' overall compensation is more heavily weighted toward incentive compensation and equity compensation than that of the other executive officers.

          In establishing Ms. Sammons' base salary for fiscal year 2008, the Compensation Committee applied the principles described above under "The Committee's Processes." In an executive session including all independent directors, the Compensation Committee assessed Ms. Sammons' fiscal year 2007 performance. They considered the Company's and Ms. Sammons' accomplishment of objectives that had been established at the beginning of the year and its own subjective assessment of her performance. They noted that under Ms. Sammons' leadership, in fiscal year 2007 the Company continued to develop and execute its strategic plan and improve its competitive positioning. The Company achieved its overall financial goals for fiscal year 2007, consisting of increasing revenues, same store sales and Adjusted EBITDA compared to the previous year. In addition, the Company entered into definitive agreements to acquire approximately 1,850 Brooks and Eckerd stores and six distribution centers and its new store development program continued to increase its presence in key strategic markets. In recognition of her continued strong leadership in fiscal year 2007, the Compensation Committee set Ms. Sammons' base salary for fiscal year 2008 at $1,000,000, the same level that it was for fiscal years 2004 through 2007.

          The Compensation Committee reviewed similar considerations for each of the other Named Executive Officers. The Compensation Committee had increased Mr. Twomey's annual salary by four percent in fiscal year 2008 based upon his performance as Chief Financial Officer. The Compensation Committee increased Mr. deBruin's annual salary by four percent in fiscal year 2008 based upon his performance as Executive Vice President, Pharmacy. The Compensation Committee increased Mr. Sari's annual salary by four percent in fiscal year 2008 based upon his performance as Executive Vice President, General Counsel and Secretary. The Compensation Committee approved Mr. Legault's annual salary upon his appointment as Senior Executive Vice President, Chief Administrative Officer in June 2007. With regard to Mr. Mastrian (who stepped down as Chief Operating Officer and became Special Advisor on Corporate Strategy in August 2007), the Compensation Committee considered his performance as Chief Operating Officer and increased his annual salary by five percent in fiscal year 2008. The Compensation Committee increased the annual salary for Mr. Panzer by three percent in fiscal year 2008 in consideration of his performance as Chief Marketing Officer. Mr. Panzer resigned in January 2008.

Cash Incentive Bonuses

        The Company has established an annual incentive bonus plan in order to incentivize associates to meet the Company's Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain other adjustments) and customer satisfaction targets for fiscal year 2008. Named Executive Officers, other executive officers and key managers of the Company participate in this cash bonus plan. The bonuses paid for fiscal year 2008 appear in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column. Under the program, bonus target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each fiscal year. Bonus payouts for the year are then determined by the Company's financial and customer satisfaction results for the year relative to predetermined performance measures. The Compensation Committee considered the following when establishing the awards for fiscal year 2008:

          Bonus targets.    Bonus targets as a percentage of base salary for each individual were based on job responsibilities, internal relativity, and peer group data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies and a substantial portion of that compensation was linked to company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to company performance through the bonus plan. Thus, the Compensation Committee established the following bonus targets for fiscal year 2008 (expressed as a percentage of base salary): Ms. Sammons, 200 percent; Messrs. Mastrian and Legault, 110 percent; Mr. Panzer, 100 percent; Messrs. deBruin, Sari and Twomey, 60 percent.

          Company performance measures.    For all participants in the annual incentive bonus plan, including the Named Executive Officers, the Compensation Committee established fiscal year 2008 Company performance measures between the minimum ($966 million) and the maximum ($1,122 million) Adjusted EBITDA targets and the minimum (71%) and maximum (80%) of overall customer satisfaction survey targets. The measures were determined in April 2007, near the beginning of the fiscal year. In June 2007, the Compensation Committee approved an amendment to the incentive bonus plan for fiscal year 2008 to provide for an additional payment equal to 50% of each participant's target bonus if the Company achieved at least 100% of the Adjusted EBITDA target for the 2008 fiscal year and if, inclusive of such results, the Company achieved cost savings equal to at least $155 million in connection with the Brooks Eckerd Transaction. The Compensation Committee believes that this mix of performance measures encourages associates to focus appropriately on improving both operating results and customer service. The measures are also effective motivators because they are easy to track and clearly understood by associates. Under the plan formula, payouts can range from zero to 200 percent of bonus targets depending on Company performance. In establishing the performance target for Adjusted EBITDA and customer satisfaction, the Compensation Committee considered the expected fiscal year 2008 performance of these measures. Although no earnings bonuses were paid in fiscal year 2008, a bonus for improvement in customer satisfaction (calculated based upon achievement of 80.5% of the customer satisfaction survey targets, which equates to a bonus payout equal to 16.1% of the fiscal year 2008 bonus target), was paid to field management and corporate personnel, including the Named Executive Officers.

Equity Incentive Program

        In fiscal year 2008, we employed three forms of equity incentives granted under the Company's Stock Option and Stock Award Plans: stock options, performance awards and restricted stock. For the executive officers, stock option grants comprised 50 percent, performance awards comprised 25 percent and restricted stock comprised 25 percent of the total long-term equity incentive level established by the Compensation Committee. These incentives foster the long-term perspective necessary for continued success in our business. They also ensure that our leaders are properly focused on shareholder value. Stock options and restricted stock have traditionally been granted broadly and deeply within the organization, with approximately 17,000 management, field and store associates now participating in our equity incentive program. In determining the value of grants for executives, the Compensation Committee's overall objective was to set combined grant values of stock options, restricted stock and performance awards that were competitive within the broad middle range of peer company long-term incentive grant amounts. The Compensation Committee approves grant values prior to the pre-established grant date. The Compensation Committee's process for setting grant dates is discussed below. Then, on the grant date those values are converted to the equivalent number of shares based on the closing price of the Company's common stock on the date of grant for restricted shares and performance units, and using the Black-Scholes valuation method for stock options.

        Grant timing and price.    The Compensation Committee's procedure for timing of equity grants (performance awards, restricted stock and stock options) provides assurance that grant timing is not being manipulated to result in a price that is favorable to associates. The annual equity grant date in fiscal year 2008 for all eligible employees, including the Named Executive Officers (more than 17,000 associates), was in late June. This date is established by the Compensation Committee well in advance of the date of grant—typically at the Compensation Committee's September or December meeting. The late-June grant date timing is driven by several considerations:

  •
  It follows the Company's assessment of prior year goals and objectives, establishment of the current fiscal year's goals and objectives and assessment of management's performance, allowing supervisors to deliver the equity awards close in time to performance appraisals.

  •
  It follows the filing of the financial statements for the prior fiscal year, so that the stock price at that time can reasonably be expected to fairly represent the market's collective view of our then-current results and prospects.

        For fiscal year 2008, the Compensation Committee increased the total grant values as compared to the prior fiscal year to align with the long-term incentive target levels for each eligible position. In making this determination, the Compensation Committee reviewed available peer group data and found that the design of the long-term equity incentive program is reasonably aligned with those of the general retail industry market practice. Grant values for individual executive officers were determined by individual performance and internal relativity. Consistent with the Company's compensation philosophy, executive officers at higher levels received a greater proportion of total pay in the form of equity incentives.

  Equity Incentives—Stock Options

        Stock options align associate incentives with the interests of shareholders because options have value only if the stock price increases over time. The Company's ten-year options, granted at the market price on the date of grant, help focus employees on long-term growth. In addition, options are intended to help retain key associates because they vest over a four-year period, which also helps keep employees focused on long-term performance. The Company does not reprice options; likewise, if the stock price declines after the grant date, we do not replace options.

        The Compensation Committee considered the following in establishing the fiscal year 2008 option grants to executive officers:

          Grant size.    As noted above under "Equity Incentive Program," stock option grants comprised 50 percent of the total equity grant values (measured in accordance with SFAS No. 123R) established by the Compensation Committee. The total equity grant values were increased from fiscal year 2007 to target levels.

  Equity Incentives—Performance Awards

        Performance awards provide the Named Executive Officers and other executives with units, payable in cash or shares of Rite Aid stock if the designated Company performance goals are achieved, aligning interests of executives with those of shareholders and providing an ownership stake in the Company. The awards, normally granted annually, are structured as a targeted number of units based on the Company's achievement of specific Adjusted EBITDA levels over a three year period. The Company granted performance awards for fiscal year 2008 to the Named Executive Officers with possible payouts ranging from zero to 200 percent of the target amount, depending on Adjusted EBITDA as compared to target for fiscal years 2008, 2009 and 2010. No dividends are paid on the awards during the performance period. The awards are paid in cash or in stock, at the Company's election, at the end of the three year performance period.

        The Compensation Committee approved the terms of the fiscal year 2008 performance awards in June 2007, and took into consideration the following:

          Target grant size.    As noted above under "Equity Incentive Program," performance awards were 25 percent of the total equity grant values (measured in accordance with SFAS No. 123R) established by the Compensation Committee. The Compensation Committee decided to increase grant values in fiscal year 2008 to target levels as compared to the prior fiscal year.

          Company performance measure.    As in previous years, the Compensation Committee established the performance measure as Adjusted EBITDA for each fiscal year over a three-year period. The Compensation Committee believes Adjusted EBITDA is an effective motivator because it is closely linked to shareholder value and has the greater ability to be impacted by the executives. In setting the target Adjusted EBITDA for fiscal year 2008, the Compensation Committee considered the expected earnings performance of the Company. Pursuant to the performance plan adopted on June 23, 2005 and based on the Company's attainment of 94.8% of the combined Adjusted EBITDA target for the 2006, 2007 and 2008 fiscal years, cash performance awards were made in the 2008 fiscal year to senior management, including the Named Executive Officers.

          Longer-term focus and retention considerations.    To enhance the performance awards' incentives for longer-term focus and retention, the awards to Named Executive Officers for fiscal year 2008 are payable in cash or restricted stock that is subject to forfeiture if the executive leaves the Company prior to February 2010 or such later date that Adjusted EBITDA performance for the period is determined, except by reason of death, disability, retirement, or by consent of the Compensation Committee.

  Equity Incentives—Restricted Stock

        Restricted stock grants are intended to help retain key associates because they generally vest over a three-year period, which also helps keep employees focused on long-term performance. Combined grants (restricted stock, performance awards and stock options) provide a better balance for executive officers between risk and potential reward as compared to a grant consisting solely of stock options.

        The Compensation Committee considered the following in establishing the fiscal year 2008 restricted stock grants to executive officers:

          Grant size.    As noted above under "Equity Incentive Program," restricted stock grants were 25 percent of the total equity grant values (measured in accordance with SFAS No. 123R) established by the Compensation Committee. The total equity grant values were increased from fiscal year 2007 to target levels.

Cash and Retention Awards Related to the Brooks Eckerd Transaction

        The Compensation Committee granted cash awards to certain corporate personnel, including the Named Executive Officers in connection with the June 4, 2007 closing of the Brooks Eckerd Transaction. The Compensation Committee also granted due diligence retention awards to those Named Executive Officers, 50% of which were payable in cash on the grant date and the other 50% of which were payable in restricted stock, which vests in full on the one year anniversary of the date of grant. In granting the awards, the Compensation Committee's overall objective was to provide cash awards that were currently paid to reward for the tremendous efforts of certain corporate personnel, including Named Executive Officers during the due diligence phase and other activities leading up to the closing of the Brooks Eckerd Transaction, an important objective of the Company during the fiscal year, and to provide longer-term equity compensation designed to retain corporate personnel, including the Named Executive Officers, to ensure the successful integration and conversion of the Brooks Eckerd stores. Ms. Sammons waived the change in control benefits that she was entitled to as a result of the completion of the Brooks Eckerd transaction as discussed in the section below entitled "Potential Payments Upon Termination or Change in Control."

Post-Retirement Benefits

        Supplemental Executive Retirement Plans.    The Company has established retirement plans for its executive officers, including the Named Executive Officers, to provide a predetermined benefit upon retirement. Our CEO and Chairman Ms. Sammons and Mr. Miller, receive benefits under a defined contribution supplemental retirement plan (the "SERP"). Each month, $20,000 is invested for each of Ms. Sammons and Mr. Miller, respectively. Under the SERP, the participants are able to direct the investment of the amounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the plan. These deemed investments are made each month during the term of the participants' service with Rite Aid. Each of Ms. Sammons and Mr. Miller is fully vested at all times in their accounts under the SERP.

        Messrs. Twomey, deBruin, Sari, Legault, Mastrian and Panzer receive benefits under a defined contribution supplemental executive retirement plan ("Supplemental Plan"), which is different from the plan maintained for Ms. Sammons and Mr. Miller noted above. Under the Supplemental Plan, Rite Aid credits a specific sum to an individual account established for Messrs. Twomey, deBruin, Sari, Legault, Mastrian and Panzer, and other participating executive officers, on a monthly basis. The amount credited is equal to 2% of the executive officer's annual base compensation, up to a maximum of $15,000 per month. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings which mirror the investment results of such indexes. Annually Rite Aid makes investments for all participants in the Supplemental Plan. Participants vest in their accounts at the rate of 20% per year for each full year of participation in the Supplemental Plan at a five-year rolling rate, provided that the entire account balance for each participant shall vest upon a "change in control" of the Company, as defined in the Supplemental Plan, only if such participant is involuntarily terminated without cause within twelve months of the change in control. Participants will receive their vested account balance upon the earlier to occur of: (i) their retirement at age 60 or greater, with at least five years of participation in the Plan; (ii) termination of employment with the Company

(including due to death or disability); and (iii) a hardship withdrawal pursuant to the terms of the Supplemental Plan.

Other Post-Employment and Change in Control Benefits

        On December 5, 1999, Rite Aid entered into an employment agreement with Ms. Sammons, which was subsequently amended on May 7, 2001, September 30, 2003 and October 11, 2006. On February 3, 2003, Rite Aid entered into an employment agreement with Mr. deBruin; on September 1, 2003, Rite Aid entered into an employment agreement with Mr. Twomey; on February 28, 2001, Rite Aid entered into an employment agreement with Mr. Sari; on February 2, 2007, Rite Aid entered into an employment agreement, effective as of June 4, 2007, with Mr. Legault; on November 18, 2000, Rite Aid entered into an employment agreement with Mr. Mastrian, which was subsequently amended on October 20, 2005 and December 13, 2007; and on June 27, 2001, Rite Aid entered into an employment agreement with Mr. Panzer. The terms of the employment agreements are described in more detail under the caption "Executive Employment Agreements." Under Ms. Sammons's employment agreement, any termination of employment by Ms. Sammons within the six month period commencing on the date of a change in control of Rite Aid will be treated as a termination of employment by the Executive for "good reason," as defined in the agreement. Additional information regarding the severance and change in control benefits provided under the employment agreements is described under the caption "Potential Payments Upon Termination or Change in Control."

Deductibility Cap on Executive Compensation

        The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code of 1986, as amended, treats certain elements of executive compensation in excess of $1,000,000 a year as an expense not deductible by the Company for federal income tax purposes. Payments in excess of the $1,000,000 limit will be deductible if they meet the definition of "performance-based compensation" as defined in Section 162(m). However, certain payments made to the Named Executive Officers will not qualify as performance-based compensation under Section 162(m). The Compensation Committee reserves the right to pay compensation that may be non-deductible to the Company if it determines that it would be in the best interests of the Company.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

  George G. Golleher, Chairman
  Michael A. Friedman, MD
  Dennis Wood

SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth the cash and non-cash compensation for the fiscal years ended March 1, 2008 and March 3, 2007, respectively, paid to or earned by (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) the other three most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), as well as two additional individuals for whom disclosure would have been required under the SEC's rules but for the fact that the individual was not serving as an executive officer of the Company at the end of our last completed fiscal year. As used herein, the term "Named Executive Officers" means all persons identified in the Summary Compensation Table.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change In Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)		Total ($)
Mary F. Sammons (President & CEO)	2008 2007	1,000,000 1,000,000	1,500,000 —	1,169,975 666,569		674,521 602,593	322,000 1,543,631	16,355 6,719	565,125 451,454	(7) (8)	5,247,976 4,270,966
Kevin Twomey (Exec VP & CFO)	2008 2007	454,936 437,505	436,578 —	184,872 109,769		128,365 97,288	43,978 270,290	44,868 —	152,676 147,328	(9) (10)	1,446,273 1,062,180
Jerry Mark deBruin (Exec VP, Pharmacy)	2008 2007	401,403 386,034	120,510 —	1,031,343 261,683		121,556 120,661	38,804 238,491	— 46,417	115,959 128,372	(11) (12)	1,829,575 1,181,658
Robert B. Sari (Exec VP, GC)	2008	415,694	424,800 —	167,177		121,121	40,186	—	182,280	(13)	1,351,258
Pierre Legault (Exec VP, Chief Admin. Officer)	2008	504,807	7,500	209,964		300,220	99,619	—	135,357	(14)	1,257,467
James P. Mastrian (Former Chief Operating Officer)	2008 2007	813,005 775,000	747,563 —	903,218 1,158,367	(15)	2,311,409 294,038	144,115 877,297	— 122,565	344,450 345,959	(16) (17)	5,263,760 3,573,226
Mark C. Panzer (Former Sr Exec VP, Chief Mark. Officer)	2008 2007	569,402 611,769	315,180 —	(102,289) 369,529	(18)	333,132 291,345	552,644 629,802	— 69,973	199,987 209,138	(19) (20)	1,868,056 2,181,556

(1)
Amounts consist of a special award paid in connection with the Brooks Eckerd Transaction and, for Mr. Legault, a signing bonus paid in connection with his commencement of employment with us in the 2008 fiscal year.

(2)
Represents the total expense recorded in the indicated fiscal year in accordance with SFAS No. 123R for outstanding stock awards, including restricted stock awards and performance share awards. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15 of the Company's Annual Report on Form 10-K as filed with the SEC on April 29, 2008 or April 30, 2007, as applicable.

(3)
Represents the total expense recorded in the indicated fiscal year in accordance with SFAS No. 123R for outstanding stock option awards. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15 of the Company's Annual Report on Form 10-K as filed with the SEC on April 29, 2008 or April 30, 2007, as applicable.

(4)
Consists of an annual cash incentive bonus for performance in the applicable fiscal year.

(5)
Represents above-market earnings (over 120% of the "applicable federal rate" or "AFR") under the Company's defined contribution supplemental executive retirement plans.

(6)
With respect to personal use of aircraft as described in these footnotes to the Summary Compensation Table, the Company determines the incremental cost of an officer's aircraft usage by calculating the variable flight-hour cost associated with the particular aircraft. Variable cost in general includes fuel, landing fees, maintenance costs per flight, per hour and catering.

(7)
All Other Compensation for Ms. Sammons for fiscal 2008 includes $9,086 for Company match for 401(k) plan, $240,000 for Company contributions to a supplemental executive retirement plan, $87,656 of earnings equal to 120% of the AFR of said plan, $207,733 for personal use of aircraft, $12,000 for car allowance and $8,650 for personal financial services.

(8)
All Other Compensation for Ms. Sammons for fiscal 2007 includes $240,000 for Company contributions to a supplemental executive retirement plan, $104,911 of earnings equal to 120% of AFR under said plan, $89,343 for personal use of aircraft, $12,000 car allowance, and $5,200 for personal financial planning services.

(9)
All Other Compensation for Mr. Twomey for fiscal 2008 includes $108,562 for Company contributions to a supplemental executive retirement plan, $22,172 of earnings equal to 120% of AFR under such plan, $9,781 for Company matching contributions to our 401(k) plan, $12,000 for car allowance, and $161 in other employer paid benefits.

(10)
All Other Compensation for Mr. Twomey for fiscal 2007 includes $104,550 for Company contributions to a supplemental executive retirement plan, $21,900 of earnings equal to or less than 120% of AFR under said plan, $8,878 for Company matching contributions to our 401(k) plan, and a $12,000 car allowance.

(11)
All Other Compensation for Mr. deBruin for fiscal 2008 includes $95,790 for Company contributions to a supplemental executive retirement plan, $8,027 for Company matching contributions to our 401(k) plan, a $12,000 car allowance and $142 in other employer paid benefits.

(12)
All Other Compensation for Mr. deBruin for fiscal 2007 includes $92,250 for Company contributions to a supplemental executive retirement plan, $15,253 of earnings equal to 120% of AFR under said plan, $8,869 for Company matching contributions to our 401(k) plan, and a $12,000 car allowance.

(13)
All Other Compensation for Mr. Sari for fiscal 2008 includes $99,200 for Company contributions to a supplemental executive retirement plan, $9,714 for Company matching contributions to our 401(k) plan, $60,734 for personal use of aircraft, a $12,000 car allowance, $485 for personal financial planning services and $147 in other employer paid benefits.

(14)
All Other Compensation for Mr. Legault for fiscal 2008 includes $120,000 for Company contributions to a supplemental executive retirement plan, $4,963 for Company matching contributions to our 401(k) plan, a $7,711 car allowance and $2,683 in other employer paid benefits.

(15)
Includes restricted stock awarded to Mr. Mastrian in connection with his promotion to Chief Operating Officer.

(16)
All Other Compensation for Mr. Mastrian for fiscal 2008 includes $180,000 for Company contributions to a supplemental executive retirement plan, $5,088 for Company matching contributions to our 401(k) plan, $142,097 for personal use of aircraft, $12,000 car allowance, $5,000 for personal financial planning, and $265 for other employer paid benefits.

(17)
All Other Compensation for Mr. Mastrian for fiscal 2007 includes $180,000 for Company contributions to a supplemental executive retirement plan, $46,352 of earnings equal to 120% of AFR under said plan, $8,800 for Company matching contributions to our 401(k) plan, $93,807 for personal use of aircraft, $12,000 car allowance, and $5,000 for personal financial planning services.

(18)
Represents reversal of expense recognized under SFAS No. 123R due to forfeiture of stock awards held by Mr. Panzer upon termination of employment in the fiscal year.

(19)
All Other Compensation for Mr. Panzer for fiscal 2008 includes $137,945 for Company contributions to a supplemental executive retirement plan, $3,434 for Company matching contributions to our 401(k) plan, $22,714 for personal use of aircraft, $11,000 for car allowance, $24,245 for severance and $649 in other employer paid benefits. Mr. Panzer is receiving severance under his employment agreement with the Company based on a termination other than for cause pursuant to the termination provisions described under the caption "Potential Payments Upon Termination or Change in Control," below.

(20)
All Other Compensation for Mr. Panzer for fiscal 2007 includes $146,400 for Company contributions to a supplemental executive retirement plan, $39,715 of earnings equal to 120% of AFR under said plan, $8,873 for Company matching contributions to our 401(k) plan, $2,150 for personal use of aircraft and a $12,000 car allowance.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2008

        The following table summarizes grants of plan-based awards made to Named Executive Officers during our fiscal year ended March 1, 2008. Awards under Non-Equity Incentive Plans relate to cash incentive bonuses as discussed in the Compensation Discussion and Analysis under the caption "Cash Incentive Bonuses." Awards under Equity Incentive Plans relate to performance awards that may be earned based on Company performance as further described in Note 2 below. All Other Stock Awards and All Other Option Awards relate to restricted share grants and stock option grants, respectively.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
								All Other Stock Awards (#)(3)	All Other Option Awards (#)(4)
Name	Grant Date	Threshold 50% ($)	Target 100% ($)	Max 200% ($)	Threshold (#)	Target (#)	Max (#)
Mary F. Sammons	6/7/2007 6/26/2007	— 1,000,000	— 2,000,000	— 3,000,000	— 30,890	— 61,779	— 123,558	153,139 61,779	— 247,117	— 6.07	999,998 1,178,129
Kevin Twomey	6/7/2007 6/26/2007	— 136,578	— 273,156	— 409,734	— 7,969	— 15,938	— 31,876	20,915 15,938	— 63,751	— 6.07	136,575 303,934
Jerry Mark deBruin	6/7/2007 6/26/2007	— 120,510	— 241,020	— 361,530	— 7,032	— 14,063	— 28,126	18,455 14,063	— 56,251	— 6.07	120,511 268,178
Robert B. Sari	6/7/2007 6/26/2007	— 124,800	— 249,600	— 374,400	— 7,282	— 14,563	— 29,126	19,112 14,563	— 58,254	— 6.07	124,801 277,723
Pierre Legault	6/7/2007 6/26/2007	— 309,375	— 618,750	— 928,125	— 11,584	— 23,167	— 46,334	100,000 23,167	400,000 92,669	6.53 6.07	653,000 441,798
James P. Mastrian	6/7/2007 6/26/2007	— 447,563	— 895,125	— 1,342,688	— 16,758	— 33,515	— 67,030	68,539 33,515	— 134,061	— 6.07	447,560 639,134
Mark C. Panzer(6)	6/7/2007 6/26/2007	— 276,322	— 552,644	— 828,966	— 12,981	— 25,962	— 51,924	48,266 25,962	— 103,848	— 6.07	315,177 495,095

(1)
Actual awards for fiscal 2008, based on the achievement of 16.1 percent of target were as follows: Ms. Sammons—$322,000, Mr. Mastrian—$144,115, Mr. Twomey—$43,978, Mr. deBruin $38,804, Mr. Sari $40,186 and Mr. Legault—$99,619. Pursuant to Mr. Panzer's January 2008 severance agreement with the Company, the actual award for fiscal 2008 for Mr. Panzer was $552,644, which is 100% of the achievement of target. See the "Cash Incentive Bonuses" section of the Compensation Discussion and Analysis, above, for more information regarding the Company's annual cash incentive plan.

(2)
On June 26, 2007, the Named Executive Officers received grants of performance awards in the form of performance-based stock units that will be earned based upon the achievement of a percentage of a three-year cumulative EBITDA goal. Vesting for the performance units will occur, provided performance targets are met, on February 27, 2010 (the end of the Company's fiscal year 2010) or such later date as the EBITDA performance for fiscal years 2008-2010 is determined. The award payout will be the equivalent to the cash value of one share of stock for each unit earned.

(3)
On June 7, 2007, the Named Executive Officers received a grant of restricted stock, as described in the Compensation Discussion and Analysis, under the caption "Cash and Retention Awards Related to the Brooks Eckerd Transaction." These awards will vest in full on June 7, 2008. In addition, on June 26, 2007, the Named Executive Officers received an award of restricted stock, as described in the Compensation Discussion and Analysis, under the caption "Equity Incentives—Restricted Stock." One-third of these restricted shares will vest on each of the first three anniversaries of the grant date.

(4)
On June 26, 2007, the Named Executive Officers received a grant of stock options, as described in the Compensation Discussion and Analysis, under the caption "Equity Incentives—Stock Options." These stock options will vest in equal installments on each of the first four anniversaries of the grant date. In addition, on June 7, 2007, Mr. Legault received an award of stock options in connection with his commencement of employment with us in the 2008 fiscal year. This award will vest in equal installments on each of the first four anniversaries of the grant date.

(5)
Represents the grant date fair value, measured in accordance with SFAS No. 123R of stock and option awards made in fiscal year 2008. Except as noted above, grant date fair values are calculated pursuant to assumptions described in Note 15 of the Company's 2008 Annual Report on Form 10-K filed with the SEC on April 29, 2008. The per share price of our common stock was $6.53 on June 7, 2007 and $6.07 on June 26, 2007, the grant dates of the stock awards and the stock option awards.

(6)
The equity incentive plan awards, other stock awards and other option awards listed for Mr. Panzer were forfeited by Mr. Panzer upon his termination of employment.

EXECUTIVE EMPLOYMENT AGREEMENTS

        Rite Aid has entered into employment agreements with each of the Named Executive Officers, the material terms of which are described below.

  •
  Ms. Sammons was appointed President and Chief Operating Officer of Rite Aid and was appointed to Rite Aid's Board of Directors, and is now Chairman, President and Chief Executive Officer;

  •
  Mr. Twomey was appointed Senior Vice President, Chief Accounting Officer and is now Executive Vice President, Chief Financial Officer;

  •
  Mr. Sari was appointed Senior Vice President, Deputy General Counsel, Secretary and is now Executive Vice President, General Counsel and Secretary;

  •
  Mr. deBruin was appointed Senior Vice President, Pharmacy Services, and is now Executive Vice President, Pharmacy;

  •
  Mr. Legault was appointed and is Senior Executive Vice President, Chief Administrative Officer;

  •
  Mr. Mastrian was appointed Senior Executive Vice President, Marketing and Logistics, and then served as our Chief Operating Officer until he stepped down in August 2007 to become Special Adviser on Corporate Strategy; and

  •
  Mr. Panzer was appointed Executive Vice President of Store Operations and then served as our Senior Executive Vice President, Chief Marketing Officer until he ceased to be employed by us in January 2008.

        Term.    The term of each executive's employment agreement commenced on the effective date of his or her employment agreement, as set forth in the "Other Post-Employment and Change in Control Benefits" section of the Compensation Discussion and Analysis, above. Unless terminated earlier, each employment agreement, other than in the case of Mr. Mastrian, will terminate on its third anniversary and in the case of Messrs. Twomey, Legault and Sari's employment agreements, the agreements will terminate on the second anniversary (such respective period, the "Initial Term"). Each agreement will automatically renew for an additional one year term (the "Renewal Term"), unless either the executive or Rite Aid provides the other with notice of non-renewal at least 180 days prior to the expiration of the Initial Term or a Renewal Term, as applicable. Mr. Mastrian's employment agreement will terminate on February 28, 2009.

        Salary and Incentive Bonus.    The respective agreements provide each executive with a base salary and incentive compensation (which may be reviewed periodically for increase by the Compensation Committee) that includes, with respect to fiscal year 2008:

  •
  Ms. Sammons is entitled to receive an annual base salary of not less than $750,000 (and received an annualized base salary of $1,000,000 in fiscal year 2008). If Rite Aid's performance meets certain targets in the future, Ms. Sammons may receive an annual bonus that, if awarded, will equal or exceed 200% of her annual base salary then in effect.

  •
  Mr. Twomey is entitled to receive an annual base salary of not less than $317,000 (and received an annualized base salary of $455,260 in fiscal year 2008). If Rite Aid's performance meets certain targets in the future, Mr. Twomey may receive an annual bonus that, if awarded, will equal or exceed 60% of his annual base salary then in effect.

  •
  Mr. deBruin is entitled to receive an annual base salary of not less than $250,000 (and received an annualized base salary of $401,700 in fiscal year 2008). If Rite Aid's performance meets certain targets in the future, Mr. deBruin may receive an annual bonus that, if awarded, will equal or exceed 60% of his annual base salary then in effect.

  •
  Mr. Sari is entitled to an annual base salary of not less than $225,000 (and received an annualized base salary of $416,000 in fiscal year 2008). If Rite Aid's performance meets certain targets in the future, Mr. Sari may receive an annual bonus that, if awarded, will equal or exceed 60% of his annual base salary then in effect.

  •
  Mr. Legault is entitled to an annual base salary of not less than $750,000 (and received an annualized base salary of $750,000 in fiscal year 2008). If Rite Aid's performance meets certain targets in the future, Mr. Legault may receive an annual bonus that, if awarded, will equal or exceed 110% of his annual base salary then in effect.

  •
  Mr. Mastrian was entitled to receive an annual base salary of not less than $575,000 (and received an annualized base salary of $813,750 in fiscal year 2008). If Rite Aid's performance meets certain targets in the future, Mr. Mastrian may receive an annual bonus that, if awarded, will equal or exceed 110% of his annual base salary then in effect.

  •
  Mr. Panzer was entitled to receive an annual base salary of not less than $375,000 (and received an annualized base salary of $630,360 in fiscal year 2008) before his resignation in January 2008. Pursuant to the terms of his employment agreement, Mr. Panzer received an annual incentive bonus in respect of fiscal year 2008 based on actual performance, pro rated for the portion of the year worked prior to his termination in January 2008.

        Other Benefits.    Pursuant to their employment agreements, each of the Named Executive Officers is also entitled to participate in Rite Aid's welfare benefits, fringe benefit and perquisite programs and savings plans.

        Restrictive Covenants.    The employment agreement of each Named Executive Officer prohibits the officer from competing with Rite Aid during his or her employment period and for a period of two years, or with respect to Ms. Sammons, one year, thereafter.

        Termination and Change in Control Benefits.    The provisions of the employment agreements relating to termination of employment are described under the caption "Potential Payments Upon Termination or Change in Control" below.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

        The following table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers as of March 1, 2008:

					Stock Awards
	Option Awards
							Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(2)	Option Exercise price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)(2)			Equity Incentive Plan Awards: # of Unearned Shares or Units That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mary F. Sammons	1,800,000 1,050,000 3,500,000 497,216 500,000 219,156 133,501 69,986 —	— — — — — 73,052 133,500 209,957 247,117	2.75 2.75 4.05 2.26 2.10 5.38 4.11 4.42 6.07	12/5/2009 6/29/2010 2/13/2011 1/30/2012 12/11/2012 6/24/2014 6/23/2015 6/20/2016 6/26/2017	8,759 133,000 16,289 153,139 61,779 — — — —	(4)	23,387 355,110 43,492 408,881 164,950 — — — —	73,303 61,779 — — — — — — —	195,719 164,950 — — — — — — —
Kevin Twomey	200,000 200,000 70,000 75,000 28,294 17,966 17,021 —	— — — — 9,431 17,965 51,060 63,751	3.44 4.05 2.26 2.10 5.40 4.11 4.42 6.07	1/10/2011 2/13/2011 1/30/2012 12/11/2012 4/7/2014 6/23/2015 6/20/2016 6/26/2017	1,178 21,197 3,961 20,915 15,938 — — —	(4)	3,145 56,596 10,576 55,843 42,554 — — —	17,827 15,938 — — — — — —	47,598 42,554 — — — — — —
Jerry Mark deBruin	28,575 20,360 15,018 —	9,524 20,358 45,053 56,251	5.40 4.11 4.42 6.07	4/7/2014 6/23/2015 6/20/2016 6/26/2017	18,455 14,063 — —	(4)	49,275 37,548 — —	15,730 14,063 — —	41,999 37,548 — —
Robert B. Sari	5,000 10,500 139,500 28,035 17,966 15,553 —	— — — 9,345 17,965 46,657 58,254	32.00 5.38 4.05 5.40 4.11 4.42 6.07	3/2/2008 11/10/2009 2/13/2011 4/7/2014 6/23/2015 6/20/2016 6/26/2017	19,112 14,563 — — — — —	(4)	51,029 38,883 — — — — —	16,290 14,563 — — — — —	43,494 38,883 — — — — —
Pierre Legault	— —	400,000 92,669	6.53 6.07	6/7/2017 6/26/2017	100,000 23,167	(4)	267,000 61,856	23,167 —	61,856 —
James P. Mastrian	150,000 150,000 266,454 33,546 300,000 1,000,000 168,750 300,000 126,623 119,261 144,637 —	— — — — — — — — — — — 134,061	38.19 24.25 5.38 2.75 2.75 4.05 2.26 2.10 5.38 4.11 4.42 6.07	7/6/2008 6/4/2009 11/10/2009 1/17/2010 6/29/2010 2/13/2011 1/30/2012 12/11/2012 6/24/2014 6/23/2015 6/20/2016 6/26/2017	68,539 33,515 — — — — — — — — — —	(4)	182,999 89,485 — — — — — — — — — —	37,873 33,515 — — — — — — — — — —	101,121 89,485 — — — — — — — — — —
Mark C. Panzer	500,000 100,000 300,000 247,500 112,013 106,800 85,663 51,924	— — — — — — — —	8.56 2.26 2.55 2.10 5.38 4.11 4.42 6.07	4/19/2008 4/19/2008 4/19/2008 4/19/2008 4/19/2008 4/19/2008 4/19/2008 4/19/2008	— — — — — — — —		— — — — — — — —	— — — — — — — —	— — — — — — — —

(1)
Refer to "Potential Payments Upon Termination or Change in Control," below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2)
Except as described below, these stock options will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. On June 7, 2007, Mr. Legault received an award of stock options in connection with his commencement of employment with us in the 2008 fiscal year. This award will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. With respect to the restricted stock awards listed, except as noted in footnote (4) below, one-third of the restricted shares will vest on each of the first three anniversaries of the grant date, based on continued employment.

(3)
Determined with reference to $2.67, the closing price of a share of Rite Aid common stock on the last trading day before March 1, 2008.

(4)
Represents an award of restricted stock made to the Named Executive Officer on June 7, 2007, as described in the Compensation Discussion and Analysis, under the caption "Cash and Retention Awards Related to the Brooks Eckerd Transaction." These awards will vest in full on June 7, 2008.

OPTIONS EXERCISES AND STOCK VESTED TABLE FOR FISCAL 2008

        The following table summarizes for each Named Executive Officer the stock option exercises and shares vested during fiscal year 2008:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mary F. Sammons	200,000	252,000	(1)	92,698	558,708
Kevin Twomey	—	—		14,973	90,162
Jerry Mark deBruin	43,750	160,763		245,529	1,602,396
Robert B. Sari	233,125	886,123		37,045	236,839
Pierre Legault	—	—		—	—
James P. Mastrian	—	—		399,288	2,615,336
Mark C. Panzer	52,500	219,375		35,327	212,963

(1)
Ms. Sammons acquired 200,000 shares of Common Stock upon exercise and payment of $2.75 per share. The $252,000 shown is the difference between the market price on the date of exercise and the above referenced option exercise price.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2008

        The following table provides information concerning the non-qualified defined contribution and deferred compensation of each of the Named Executive Officers in the 2008 fiscal year:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mary F. Sammons(1)	0	240,000	104,010	0	2,421,153
Kevin Twomey(2)	0	108,562	67,040	0	701,008
Jerry Mark deBruin(2)	0	95,790	(46,259)	0	454,327
Robert Sari(2)	0	99,200	(2,571)	0	642,311
Pierre Legault(2)	0	120,000	(11,398)	0	108,602
James P. Mastrian(2)	0	180,000	(117,790)	0	1,173,490
Mark C. Panzer(2)	0	137,945	(149,423)	205,797	692,024

(1)
Amounts shown relate to a supplemental executive retirement plan for Ms. Sammons. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

(2)
Amounts shown relate to a supplemental executive retirement plan covering the Named Executive Officers other than Ms. Sammons. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

(3)
Includes contributions to the supplemental executive retirement plans that were previously disclosed in prior Summary Compensation Tables for Ms. Sammons of $1,425,000, Mr. Mastrian of $743,200, Mr. Panzer of $636,400, Mr. Twomey of $492,090, Mr. deBruin of $294,650, Mr. Sari of $453,420 and Mr. Legault of $0.

        Rite Aid established a defined contribution supplemental executive retirement plan for the benefit of Mr. Miller and Ms. Sammons, which is described in Compensation Discussion and Analysis above. Messrs. Mastrian, Panzer, deBruin, Twomey, Sari and Legault receive benefits under a different defined contribution supplemental executive retirement plan, which is also described in the Compensation Discussion and Analysis above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As discussed above under the caption "Executive Employment Agreements," the Company has entered into employment agreements with each of the Named Executive Officers. Upon written notice, the employment agreement of each of the Named Executive Officers is terminable by either Rite Aid or the individual officer seeking termination.

        If Ms. Sammons is terminated by Rite Aid without "cause" or if she terminates her employment for "good reason" (as such terms are defined in Ms. Sammons' employment agreement), then:

  •
  Ms. Sammons will be paid an amount equal to three times the sum of the annual base salary and target bonus; a pro-rated bonus for the fiscal year of termination (determined with reference to the maximum amount payable for such year); and any accrued but unpaid salary and bonus;

  •
  Ms. Sammons will be paid the deferred compensation amounts that would otherwise have been credited to her pursuant to the supplemental executive retirement plan (discussed in the Compensation Discussion and Analysis) had she continued employment with Rite Aid through the end of the then-remaining employment period and she will continue to receive medical benefits (or be reimbursed for the cost of such benefits) for life; and

  •
  All outstanding stock options will immediately vest and be exercisable for the remainder of their stated terms, the restrictions on outstanding restricted common stock will immediately lapse and any performance or other conditions applicable to any other equity incentive awards will be considered to have been satisfied.

        If Ms. Sammoms' employment is terminated as a result of her death or "disability" (as such term is defined in her employment agreement), she (or her estate as the case may be) will be entitled to an amount equal to her pro-rated bonus for the fiscal year of termination (determined with reference to the maximum amount payable for such year), and continued medical benefits (or reimbursement for the cost of such benefits) for her life or the life of her spouse, payment of any accrued but unpaid salary and bonus and full vesting of all outstanding stock options and restricted stock.

        Upon termination of employment for any reason other than "cause" (as defined in her employment agreement), Ms. Sammons is entitled to receive an annual payment following termination and continuing for life (and the life of her spouse) equal to the cost of purchasing medical coverage comparable to the coverage provided to the Company's senior executives immediately prior to such termination, excepting payments for periods that the Company provides such coverage described above.

        Pursuant to their employment agreements with the Company, if any of Messrs. Twomey, deBruin, Sari, Legault, Mastrian or Panzer, is terminated by Rite Aid without "cause" or if such officer's employment is terminated by the officer for "good reason" (as such terms are defined in the applicable employment agreement), then the officer will be entitled to receive:

  •
  an amount equal to two times the sum of the annual base salary and target bonus in severance, a pro-rata bonus for the fiscal year of termination for all officers other than Mr. Legault and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two year period following the termination; and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of 90 days (for the remainder of their stated terms for Mr. Mastrian) following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed had he remained employed by Rite Aid for two years following the termination.

        If Rite Aid terminates any of the Named Executive Officers for "cause," or if any of the Named Executive Officers terminates his or her employment without "good reason" (with the exception of Ms. Sammons, whose termination provision is described above):

  •
  Rite Aid shall pay the officer all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination shall immediately terminate; and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination shall be forfeited.

        If the employment of any of the Named Executive Officers is terminated as a result of death or disability (other than Ms. Sammons, whose benefits upon such a termination are described above), the officer will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which the officer participates, continued health insurance for two years (for life for Mr. Mastrian and his spouse) and vesting of an amount of stock options and restricted stock as would have vested had the officer remained employed for two years following the date of termination, except that Mr. Mastrian's stock options remain exercisable for the remainder of their stated term.

        Upon Mr. Panzer's ceasing to be employed by the Company in January 2008, he became entitled to receive a total of $2,521,440 in severance under his employment agreement with us, based on the triggering event of a termination by the Company without cause. As of March 1, 2008, the end of our last completed fiscal year, Mr. Panzer had received $24,245 of this amount, as shown in the "All Other Compensation" column of the Summary Compensation Table. The remainder of this severance amount will be paid to Mr. Panzer in substantially equal bi-weekly installments, subject to his compliance with restrictive covenants. Because Mr. Panzer was not employed by us as of the end of fiscal year 2008, no table quantifying the potential payments that would have been made based on a termination of employment on the last day of fiscal year 2008 is provided.

        Upon the termination of employment of any of the Named Executive Officers, the officer would generally become entitled to receive a distribution of his or her vested account balance under the nonqualified deferred compensation plans maintained by the Company. Pursuant to applicable tax regulations, any such distributions will generally be delayed for a period of six months following the Named Executive Officer's separation from service. The account balance of each Named Executive Officer is shown in the Nonqualified Deferred Compensation for Fiscal 2008 table, above.

        Change in Control Arrangements.    Under Ms. Sammons' December 5, 1999 employment agreement, any termination of employment by the executive within the six month period commencing on the date of a "change in control" of Rite Aid will be treated as a termination of employment by the executive for "good reason." On October 11, 2006, Ms. Sammons' Employment Agreement was amended to provide that the Brooks Eckerd Transaction would not trigger the change in control benefits as quantified in the table below.

        Under Mr. deBruin's employment agreement, upon a "change in control," all of his stock options awarded pursuant to the employment agreement will immediately vest and be exercisable and any restrictions on restricted stock will immediately lapse. Under Mr. Legault's employment agreement, upon a "change in control," all of his stock options awarded pursuant to the employment agreement will immediately vest and be exercisable and any restrictions on restricted stock awarded pursuant to the employment agreement will immediately lapse. Under Mr. Panzer's employment agreement, upon a "change in control," all of his stock options awarded pursuant to his employment agreement will immediately vest and be exercisable. Under Mr. Sari's employment agreement, upon a "change in control," all of his stock options held as of the date of his employment agreement will immediately vest and be exercisable and any restrictions on restricted stock will immediately lapse. Under Mr. Twomey's employment agreement, upon a "change in control," any restrictions on restricted stock granted pursuant to his employment agreement will immediately lapse.

        Each employment agreement provides that the Named Executive Officer will receive an additional payment to reimburse the officer for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

        The unvested account balance of the supplemental executive retirement plan in which Messrs. Mastrian, Panzer, Twomey, deBruin, Sari and Legault participate will vest upon a "change in control" of the Company as defined in the supplemental executive retirement plan, only if such Named Executive Officer is involuntarily terminated without cause within twelve months of the change in control. For more information regarding the supplemental executive retirement plan, refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits."

        Mr. Mastrian has no change in control benefits under his employment agreement, as amended.

Quantification

        The termination and change in control payments that would have been made to the Named Executive Officers had their employment been terminated as of March 1, 2008 under the circumstances described in the tables below are quantified in the tables below.

Mary F. Sammons	Death($)	Disability($)	Change in Control($)	Termination by the Company Without Cause or by the Executive for Good Reason($)		Voluntary Termination of Employment by the Executive Within Six Months After Change in Control($)
3 × Base Salary	N/A	N/A	N/A	3,000,000		3,000,000
3 × Bonus	N/A	N/A	N/A	6,000,000		6,000,000
Pro-Rated Bonus for Fiscal Year of Termination	322,000	322,000	N/A	322,000		322,000
Continued Health Benefits(a)	183,000	183,000	N/A	183,000		183,000
SERP Contribution Continuation for 3 Years	720,000	720,000	N/A	720,000		720,000
Vesting of Options and Restricted Stock(1)	818,264	818,264	818,264	818,264		818,264
280G Gross-up	N/A	N/A	0	3,924,000	(b)	3,924,000

(a)
Refer to the "Potential Payments Upon Termination or Change in Control" section above for a description of the benefits provided to Ms. Sammons following certain terminations of employment.

(b)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Kevin Twomey	Death($)	Disability($)	Change in Control($)	Termination by the Company Without Cause or by the Executive for Good Reason($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control($)
2 × Base Salary	N/A	N/A	N/A	910,520	N/A
2 × Bonus	N/A	N/A	N/A	546,312	N/A
Pro-Rated Bonus for Fiscal Year of Termination	43,978	43,978	N/A	43,978	N/A
Continued Health Benefits	23,086	23,086	N/A	23,086	N/A
SERP Vesting	74,893	74,893	74,893	N/A	N/A
Vesting of Options and Restricted Stock(1)	140,415	140,415	0	140,415	N/A
280G Gross-up	N/A	N/A	0	0	N/A

Jerry Mark deBruin	Death($)	Disability($)	Change in Control($)	Termination by the Company Without Cause or by the Executive for Good Reason($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control($)
2 × Base Salary	N/A	N/A	N/A	803,400	N/A
2 × Bonus	N/A	N/A	N/A	482,040	N/A
Pro-Rated Bonus for Fiscal Year of Termination	38,804	38,804	N/A	38,804	N/A
Continued Health Benefits	29,042	29,042	N/A	29,042	N/A
SERP Vesting	59,286	59,286	59,286	N/A	N/A
Vesting of Options and Restricted Stock(1)	86,823	86,823	86,823	86,823	N/A
280G Gross-up	N/A	N/A	0	0	N/A

Robert Sari	Death($)	Disability($)	Change in Control($)	Termination by the Company Without Cause or by the Executive for Good Reason($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control($)
2 × Base Salary	N/A	N/A	N/A	832,000	N/A
2 × Bonus	N/A	N/A	N/A	499,200	N/A
Pro-Rated Bonus for Fiscal Year of Termination	40,186	40,186	N/A	40,186	N/A
Continued Health Benefits	23,574	23,574	N/A	23,574	N/A
SERP Vesting	64,299	64,299	64,299	N/A	N/A
Vesting of Options and Restricted Stock(1)	89,912	89,912	89,912	89,912	N/A
280G Gross-up	N/A	N/A	0	0	N/A

Pierre Legault	Death($)	Disability($)	Change in Control($)	Termination by the Company Without Cause or by the Executive for Good Reason($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control($)
2 × Base Salary	N/A	N/A	N/A	1,500,000	N/A
2 × Bonus	N/A	N/A	N/A	1,650,000	N/A
Pro-Rated Bonus for Fiscal Year of Termination	N/A	N/A	N/A	N/A	N/A
Continued Health Benefits	21,058	21,058	N/A	21,058	N/A
SERP Vesting	107,544	107,544	107,544	N/A	N/A
Vesting of Options and Restricted Stock(1)	328,856	328,856	328,856	328,856	N/A
280G Gross-up	N/A	N/A	0	0	N/A

James P. Mastrian	Death($)	Disability($)	Change in Control($)	Termination by the Company Without Cause or by the Executive for Good Reason($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control($)
2 × Base Salary	N/A	N/A	N/A	1,627,500	N/A
2 × Bonus	N/A	N/A	N/A	1,790,250	N/A
Pro-Rated Bonus for Fiscal Year of Termination	144,115	144,115	N/A	144,115	N/A
Life Benefits	156,000	156,000	N/A	156,000	N/A
SERP Vesting (N/A—Mastrian fully vested)	N/A	N/A	N/A	N/A	N/A
Vesting of Options and Restricted Stock(1)	272,484	272,484	N/A	272,484	N/A
280G Gross-up	N/A	N/A	0	0	N/A

(1)
As described above in the "Potential Payments Upon Termination or Change in Control" narrative, upon a change in control (as defined in the employment agreements), the Named Executive Officers would become fully vested in certain outstanding stock option and restricted stock grants that were not yet vested on the date of the change in control. The value of stock options shown is based on the excess of $2.67, the closing price of a share of Rite Aid common stock on the last trading day before March 1, 2008, over the exercise price of such options, multiplied by the number of unvested stock options held by the officer. The value of restricted stock shown is determined by multiplying the number of shares of restricted stock that would vest as of March 1, 2008 and $2.67, the closing price of a share of Rite Aid common stock on the last trading day before March 1, 2008.

AUDIT COMMITTEE REPORT

        The Board of Directors has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. The Audit Committee, among other things, appoints and engages our independent registered public accounting firm and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

        In fulfilling its oversight responsibilities, the Audit Committee met eight times during fiscal year 2008.

        During those meetings the Audit Committee:

  •
  Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

  •
  Reviewed and discussed with management and our independent registered public accounting firm, for their respective purposes, the audited financial statements included in our Annual Report on Form 10-K for fiscal 2008. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K for fiscal 2008.

  •
  Reviewed and updated the Audit Committee charter.

  •
  Reviewed and discussed with our independent registered public accounting firm those matters required to be communicated by the standards of the Public Company Accounting Oversight Board ("PCAOB"), as well as critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent registered public accounting firm, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

  •
  Discussed with our independent registered public accounting firm the matters required to be discussed by PCAOB AU 380 ("Communication with Audit Committees") and Statement on Auditing Standards No. 114 ("Communication with Audit Committees").

  •
  Discussed with our independent registered public accounting firm matters relating to their independence and received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee has considered whether the level of non-audit related services provided by our independent registered public accounting firm is consistent with maintaining their independence.

  •
  Pre-approved audit, other audit-related and tax services performed by our independent registered public accounting firm.

        In addition to pre-approving the audit, other audit-related and tax services performed by our independent registered public accounting firm, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent registered public accounting firm relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.

        As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended March 1, 2008 and March 3, 2007 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Year Ended
Description of Fees	March 1, 2008	March 3, 2007
	(Amounts in millions)
Audit Fees, including audit of annual financial statements and reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities	$3.9	$2.6
Audit-Related Fees:
Acquisition due diligence fees and audits of employee benefit plans' financial statements	0.2	0.8
Tax Fees, tax compliance advice and planning	0.3	0.1

Total	$4.4	$3.5

        In reliance on the meetings and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 1, 2008 for filing with the SEC.

  Philip G. Satre, Chairman
  André Belzile
  Robert A. Mariano
  Michael N. Regan
  Marcy Syms

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of March 1, 2008, with respect to the compensation plans under which our common stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	37,928,914	$5.31	38,425,065
Equity compensation plans not approved by stockholders*	27,310,418	$4.21	1,859,561
Total	65,239,332		40,284,626

*
These plans include the Company's 1999 Stock Option Plan, under which 10,000,000 shares of common stock are authorized for the granting of stock options at the discretion of the Compensation Committee, and the 2001 Stock Option Plan, under which 20,000,000 shares of common stock are authorized for the granting of stock options, also at the discretion of the Compensation Committee. Both plans provide for the Compensation Committee to determine both when and in what manner options may be exercised; however, option terms may not extend for more than 10 years from the applicable date of grant. The plans provide that stock options may only be granted with exercise prices that are not less than the fair market value of a share of common stock on the date of grant. In addition to the options issued under the aforementioned plans, approximately 6,163,000 options are outstanding pursuant to option grants made in accordance with the provisions of individual agreements with certain of our executives. These options are included in the number of securities to be issued upon exercise of outstanding options, warrants and rights in column (a) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Rite Aid's executive officers, directors and persons who own more than 10% of Rite Aid common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, we have determined that during fiscal year 2008, except for one Form 4 of Mr. Fiala relating to a grant of stock options at the beginning of his employment, no persons subject to Section 16(a) reporting submitted late filings under Section 16(a) of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of May 1, 2008, certain information concerning the beneficial shareholdings of (a) each director, (b) each Jean Coutu Group director designee, (c) each of our "named executive officers" (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (d) each holder of more than five percent of the common stock and (e) all directors, executive officers and Jean Coutu Group director designees as a group (based on 830,490,174 shares of common stock outstanding as of May 1, 2008, plus the number of shares of common stock into which the outstanding shares of LGP preferred stock are convertible). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Named Executive Officers and Directors:
Joseph B. Anderson, Jr.	166,667	(2)	*
André Belzile	33,334	(3)	*
François J. Coutu	33,334	(4)	*
Michel Coutu	33,334	(5)	*
Jerry Mark deBruin	317,959	(6)	*
Douglas Donley	341,853	(7)	*
Robert Easley	115,445	(8)	*
Brian Fiala	123,106	(9)	*
Michael A. Friedman, MD	216,667	(10)	*
George G. Golleher	366,667	(11)	*
Pierre Legault	246,335	(12)	*
Robert A. Mariano	166,667	(13)	*
James P. Mastrian	3,233,193	(14)	*
Robert G. Miller	8,906,245	(15)	1.06%
Mark C. Panzer	129,020	(16)	*
Michael Regan	33,334	(17)	*
Mary F. Sammons	9,439,214	(18)	1.13%
Robert B. Sari	336,087	(19)	*
Philip G. Satre	325,167	(20)	*
Jonathan D. Sokoloff	52,243,180	(21)	5.92%
Marcy Syms	166,667	(22)	*
Kevin Twomey	778,924	(23)	*
Dennis Wood	33,334	(24)	*
All Executive Officers and Directors 23 persons	77,619,066		8.80%

5% Stockholders:
Green Equity Investors III, L.P. 11111 Santa Monica Blvd. Suite 2000 Los Angeles, CA 90025	51,537,744	(25)	5.84%	(26)
FMR Corp. 82 Devonshire St Boston, MA 02109	82,084,376	(27)	10.30%
Thornburg Investment Management Inc. 119 E. Marcy Street Santa Fe, NM 87501	81,244,389	(28)	10.22%
The Jean Coutu Group (PJC), Inc. 530 Bériault Street Longueuil, Quebec J4G 1S8	251,975,262	(29)	30.34%

*
Percentage less than 1% of class.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including options exercisable within 60 days of May 1, 2008.

(2)
This amount includes 166,667 shares which may be acquired within 60 days by exercising stock options.

(3)
This amount includes 33,334 shares which may be acquired within 60 days by exercising stock options.

(4)
This amount includes 33,334 shares which may be acquired within 60 days by exercising stock options.

(5)
This amount includes 33,334 shares which may be acquired within 60 days by exercising stock options.

(6)
This amount includes 112,737 shares which may be acquired within 60 days by exercising stock options.

(7)
This amount includes 295,603 shares which may be acquired within 60 days by exercising stock options.

(8)
This amount represents 115,445 shares owned by Mr. Easley.

(9)
This amount includes 61,553 shares which may be acquired within 60 days by exercising stock options.

(10)
This amount includes 216,667 shares which may be acquired within 60 days by exercising stock options.

(11)
This amount includes 316,667 shares which may be acquired within 60 days by exercising stock options.

(12)
This amount includes 123,168 shares which may be acquired within 60 days by exercising stock options.

(13)
The amount includes 166,667 shares which may be acquired within 60 days by exercising stock options.

(14)
This amount includes 2,792,787 shares which may be acquired within 60 days by exercising stock options.

(15)
This amount includes 8,866,667 shares which may be acquired within 60 days by exercising stock options.

(16)
This amount represents 129,020 owned by Mr. Panzer who resigned effective January 19, 2008.

(17)
This amount includes 33,334 shares which may be acquired within 60 days by exercising stock options.

(18)
This amount includes 52,779 shares owned by Ms. Sammon's spouse and 8,041,427 shares which may be acquired within 60 days by exercising stock options.

(19)
This amount includes 259,999 shares which may be acquired within 60 days by exercising stock options.

(20)
This amount represents 12,500 shares owned jointly by Mr. Satre and his spouse and 216,667 shares which may be acquired within 60 days by exercising stock options.

(21)
This amount includes 705,436 shares owned jointly by Mr. Sokoloff and his spouse and 51,537,744 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Sokoloff is an executive officer and equity owner.

(22)
This amount includes 166,667 shares which may be acquired within 60 days by exercising stock options.

(23)
This amount includes 659,653 shares which may be acquired within 60 days by exercising stock options.

(24)
This amount includes 33,334 shares which may be acquired within 60 days by exercising stock options.

(25)
Green Equity Investors III, L.P. beneficially owns 51,537,744 shares of common stock.

(26)
Based upon the number of shares outstanding (830,490,174) as of May 1, 2008.

(27)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2008, which indicates that as of December 31, 2007, these shares are beneficially owned by FMR Corp. ("FMR") and various FMR subsidiaries and related persons and entities, including Fidelity Management & Research Company, which is a wholly-owned subsidiary of FMR and an investment adviser, Edward C. Johnson III, Chairman of FMR, and other entities. The Schedule 13G/A reports sole power to vote or direct the voting of 21,536,200 shares and sole power to dispose or direct the disposition of 82,084,376 shares.

(28)
Based solely on a Schedule 13G/A filed with the SEC on April 14, 2008, which indicates that as of March 31, 2008, these shares are beneficially owned by Thornburg Investment Management, Inc. The Schedule 13G/A reports sole power to vote or direct the voting of 81,244,389 shares and sole power to dispose or direct the disposition of 81,244,389 shares.

(29)
Based upon shares acquired on June 4, 2007 in connection with the closing of the stock purchase agreement and shares acquired on October 5, 2007 pursuant to Section 1.4 of the stockholder agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        We have adopted a written policy concerning the review, approval or ratification of transactions with related persons. The Nominating and Governance Committee is responsible for review, approval or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is, or anytime since the beginning of the last fiscal year was, a director, officer, nominee for director, an immediate family member (as defined under applicable SEC rules) of such persons, or a 5% stockholder of the Company. A related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

        Directors, executive officers and nominees must complete an annual questionnaire and disclose all potential related person transactions involving themselves and their immediate family members that are known to them. Throughout the year, directors and executive officers must notify the Corporate Secretary and Chief Accounting Officer of any potential Related Person Transactions as soon as they become aware of any such transaction. The Corporate Secretary and Chief Accounting Officer inform the Nominating and Governance Committee of any related person transaction of which they are aware. The Corporate Secretary and Chief Accounting Officer are responsible for conducting a preliminary analysis and review of potential related person transactions and presentation to the Nominating and Governance Committee for review including provision of additional information to enable proper consideration by the Committee. As necessary, the Nominating and Governance Committee shall review approved Related Person Transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remains in the best interests of the Company. The Nominating and Governance Committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the Nominating and Governance Committee may request that the full Board of Directors consider the approval or ratification of related person transactions if it deems advisable. A copy of our full policy concerning transactions with related persons is available on the Corporate Governance section of our website at www.riteaid.com.

Relationship with Leonard Green & Partners L.P.

        Rite Aid has entered into a one-year agreement with Leonard Green & Partners L.P., or Leonard Green, effective January 1, 2006, whereby Rite Aid has agreed to pay Leonard Green a fee of $300,000 per year (reduced to $150,000 per year on June 4, 2007 when Mr. Danhakl ceased to be a director on the Company's Board of Directors) for its consulting services. The consulting agreement was extended effective January 1, 2007 on a month-to-month basis, which also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green. This agreement is an extension of Rite Aid's existing consulting agreement with Leonard Green. Pursuant to the consulting agreement, Rite Aid may engage Leonard Green to provide financial advisory and investment banking services in connection with major financial transactions that it undertakes in the future. During fiscal year 2008, Rite Aid paid Leonard Green a consulting fee of $162,000. This transaction was reviewed and ratified by our Board in April 2007 under our related person transactions approval policy described above. Jonathan D. Sokoloff, a director of Rite Aid, is an equity owner of Leonard Green.

Agreements with Jean Coutu Group

        In connection with Rite Aid's acquisition of the Brooks and Eckerd drugstore chains from Jean Coutu Group, Rite Aid and Jean Coutu Group became a party to a series of agreements which are described below.

Stock Purchase Agreement

        Rite Aid entered into a stock purchase agreement with Jean Coutu Group to acquire all of the capital stock of The Jean Coutu Group (PJC) USA, Inc., or Jean Coutu USA, which was a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains. Pursuant to the stock purchase agreement, certain of the provisions extend beyond the closing of the Brooks Eckerd Transaction.

        Working Capital Adjustment.    The stock purchase agreement contains a closing working capital adjustment mechanism designed to ensure that Jean Coutu USA had a specified level of working capital upon completion of the transaction. Under the working capital adjustment, in November 2007 Jean Coutu Group made a final repayment to Rite Aid of some of the cash consideration since the closing working capital of Jean Coutu USA was below a specified level.

        Non-Competition Covenant.    Jean Coutu Group has agreed that for five years after the closing of the Brooks Eckerd Transaction it will not (other than as a stockholder of Rite Aid and through its designees on Rite Aid's Board of Directors) engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States. In a related agreement, Michel Coutu, our Non-Executive Co-Chairman, has agreed that for three years after the closing of the Brooks Eckerd Transaction, he will not (other than as a stockholder of Rite Aid and in his capacity as a Rite Aid director), engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States.

        Indemnification.    The stock purchase agreement provides for indemnification for losses arising from breaches of representations and warranties, breaches of covenants and certain actions relating to the conduct of the business of Jean Coutu Group (other than Jean Coutu USA). Each party's indemnification obligation for breaches of representations and warranties is subject to a $35 million deductible and each party's indemnification obligation for breaches of representations and warranties and for breaches of covenants is subject to an aggregate cap of $450 million. The deductible and cap do not apply to losses arising from or relating to the conduct of the business of Jean Coutu Group. No claim for a breach of a representation and warranty may be brought by either party or included in the aggregate losses for purposes of satisfying the deductible unless it exceeds a minimum threshold of $10,000.

        Jean Coutu Group also has agreed to indemnify Rite Aid for losses arising from pre-closing taxes of Jean Coutu USA, any breaches of tax representations and warranties or breaches of tax covenants and for half of any transfer taxes resulting from the transaction. The deductible and cap do not apply to losses arising from tax matters.

Stockholder Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a stockholder agreement. The stockholder agreement contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

        Board and Board Committee Representation.    The stockholder agreement provides that Jean Coutu Group initially will have the right to designate four members of Rite Aid's Board of Directors. Thereafter, Jean Coutu Group will have the right to designate a certain number of director nominees for election to our Board, taking into account Jean Coutu Group designees then serving in a class or classes of directors whose terms are not yet expiring, subject to Jean Coutu Group's maintenance of specified percentage thresholds of Rite Aid total voting power.

Percentage of Total Voting Power	Number of Directors/Director Nominees
25% and above	4
17.9% - 24.9%	3
10.7% - 17.8%	2
5% - 10.6%	1

        For so long as Jean Coutu Group is entitled to designate at least two directors and subject to NYSE independence requirements for directors, Jean Coutu Group will have the right to designate one of its designees to each of the Audit, Compensation and Nominating and Governance Committees of the Rite Aid Board. In the event that only one of Jean Coutu Group's designees qualifies as an independent director of Rite Aid, that designee will be appointed to one of the three committees and other Jean Coutu Group designees will be provided "observer status" to attend committee meetings (subject to the committees meeting in executive session) of the other two committees.

        Voting Arrangements.    The stockholder agreement provides that for a period of five years after the closing of the Brooks Eckerd Transaction, Jean Coutu Group agrees to vote its shares for each Rite Aid director nominee recommended by the Board. Thereafter, Jean Coutu Group will vote its shares for each Rite Aid director nominee it designated and, in its discretion, either for each other Rite Aid director nominee recommended by the Board or for each other Rite Aid director nominee recommended by the Board and for nominees recommended by other persons in the same proportion as votes cast by all other Rite Aid stockholders for those nominees.

        Right to Purchase Securities.    For so long as Jean Coutu Group owns at least 20% of the total Rite Aid voting power, Jean Coutu Group will have the right to purchase securities in future issuances of Rite Aid voting securities (other than in certain types of issuances described below) to permit Jean Coutu Group to maintain the same percentage of total voting power it held prior to the issuance. These purchase rights will not apply to issuances of Rite Aid stock in connection with conversions of convertible preferred stock, equity compensation plan awards, acquisitions by Rite Aid, equity-for-debt exchanges and certain other types of issuances. Subject to certain conditions, under circumstances in which Jean Coutu Group is not permitted to purchase voting securities in a Rite Aid issuance of voting securities, Jean Coutu Group will be permitted to make open market purchases of Rite Aid common stock in order to maintain the same percentage of total voting power it held prior to the issuance.

        Standstill Restrictions.    For so long as Jean Coutu Group (or any Coutu family stockholder or group of Coutu family stockholders) owns at least 5% of the total voting power of Rite Aid and for nine months thereafter, Jean Coutu Group or such Coutu family stockholders or group of Coutu family stockholders will be subject to restrictions on the acquisition of additional Rite Aid voting securities, other than with Rite Aid's consent or through the stock purchase rights discussed above, as well as restrictions on taking certain actions relating to Rite Aid.

        Transfer Restrictions.    For so long as Jean Coutu Group owns 5% or more of the voting power of Rite Aid's securities and for nine months thereafter, Rite Aid voting securities owned by Jean Coutu Group will be subject to restrictions on transfer included in the stockholder agreement, other than transfers in accordance with Rule 144, in a registered public offering, in connection with a pro rata dividend, spinoff or distribution to Jean Coutu Group stockholders and certain other permitted transfers.

        In addition, subject to the foregoing, Jean Coutu Group may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of Rite Aid common stock.

        Supermajority Board Approval.    For so long as Jean Coutu Group owns at least 25% of the total voting power of Rite Aid, certain matters will require the approval of two-thirds of all of the Rite Aid Board of Directors, including increases in the number of authorized shares, significant issuances of Rite Aid equity securities, mergers, reorganizations, consolidations or similar business combinations involving Rite Aid, significant asset sales and certain other actions specified in the stockholder agreement.

Registration Rights Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a registration rights agreement. Pursuant to the registration rights agreement, subject to certain conditions, Jean Coutu Group has the right, on six occasions, to demand that Rite Aid register shares of Rite Aid common stock held by Jean Coutu Group for resale in an underwritten public offering, provided that the anticipated aggregate offering price would exceed $100 million or the registration is for at least 25% of the Rite Aid common stock held by Jean Coutu Group. Jean Coutu Group also may request that Rite Aid include those shares in certain registration statements that Rite Aid may file in the future in connection with underwritten offerings.

Transition Services Agreement

        Effective as of June 4, 2007, Rite Aid and Jean Coutu Group entered into a transition services agreement consistent with certain principles set forth in the stock purchase agreement. Pursuant to the transition services agreement, Jean Coutu Group provided for a period of up to nine months following the closing date, subject to up to three, three-month extensions, certain transition services, including information technology, network and support services, to Jean Coutu USA to facilitate the transition of the businesses to Rite Aid. The Company has exercised two of the three-month extensions available under the transition services agreement.

        The transactions with Jean Coutu Group were reviewed by our Board in connection with the closing of the Brooks Eckerd Transaction and ratified under our related person transactions approval policy described above.

STOCKHOLDER PROPOSALS FOR
THE 2009 ANNUAL MEETING OF STOCKHOLDERS

        Any stockholder desiring to present a proposal for inclusion in Rite Aid's proxy statement for the 2009 Annual Meeting of Stockholders must deliver the proposal to the Secretary not later than January 21, 2009. Only those proposals that comply with the requirements of Rule 14a-8 will be included in Rite Aid's proxy statement for the 2009 Annual Meeting.

        Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in Rite Aid's by-laws. The by-laws, which are available on Rite Aid's website at www.riteaid.com under "Our Company—Corporate Governance—By-Laws" and in print upon request from the Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. The by-laws also provide that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a stockholder of record entitled to vote who sends notice to the Secretary not fewer than 90 nor more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. Any nomination by a stockholder must comply with the procedures specified in Rite Aid's by-laws. To be eligible for consideration at the 2009 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Secretary between February 26, 2009 and March 28, 2009. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. All submissions to, or requests from, the Secretary should be made to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Robert B. Sari, Secretary

INCORPORATION BY REFERENCE

        In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by Rite Aid under those statutes, the information included under the caption "Compensation Committee Report" and those portions of the information included under the caption "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Rite Aid under those statutes, except to the extent we specifically incorporate these items by reference.

OTHER MATTERS

        The Board of Directors knows of no other matters that have been submitted for consideration at this Annual Meeting. If any other matters come before stockholders at this Annual Meeting, the persons named on the enclosed proxy intend to vote the shares they represent in accordance with their best judgment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte & Touche LLP served as Rite Aid's independent registered public accounting firm for fiscal year 2008 and Rite Aid's Audit Committee is in the process of negotiating with Deloitte & Touche LLP the terms of an arrangement to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2009. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is referred to as "householding," potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

        Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain stockholders who share a single address, only one copy of this proxy statement is being sent to that address, unless we received contrary instructions from any stockholder at that address. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in "street name," additional information regarding householding of proxy materials should be forwarded to you by your broker.

        However, if you wish to receive a separate copy of this proxy statement, or would like to receive separate proxy statements and annual reports of Rite Aid in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Robert B. Sari, Secretary, or by calling the Secretary at (717) 761-2633.

ANNUAL REPORT

        A copy of Rite Aid's Annual Report on Form 10-K for fiscal year 2008 is being mailed together with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

PROXY	RITE AID CORPORATION

FOR ANNUAL MEETING OF STOCKHOLDERS – JUNE 25, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert G. Miller, Kevin Twomey and Robert Sari, or any one of them, as proxies with full power of substitution, to vote all shares of stock of Rite Aid Corporation (the “Company”), as set forth below, that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania, 17101, at 2:00 p.m., local time, on June 25, 2008, and at any adjournments or postponements thereof. If applicable the proxy shall also govern the voting of stock held for the account of the undersigned in the Company’s Investment Opportunity Plan, or any applicable employee benefit plan.

The Company provides its annual reports and proxy solicitation materials, including notices to stockholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of the annual reports and proxy statement. Even though you give your consent, you still have the right at any time to request copies of these documents.

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED (i) FOR THE ELECTION OF ALL THE NOMINEES FOR DIRECTOR, (ii) FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND (iii) IN THE NAMED PROXIES’ DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT FURNISHED HEREWITH, AND HEREBY CONFIRMS THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE STOCKHOLDER’S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

14475

ANNUAL MEETING OF STOCKHOLDERS OF

RITE AID CORPORATION

June 25, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20503000000000000000 0	062508

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1. Election of Directors:

NOMINEES:
☐ FOR ALL NOMINEES	☐ Francois J. Coutu
☐ Michael A. Friedman, MD
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Robert G. Miller
☐ Michael N. Reagan
☐ FOR ALL EXCEPT (See instructions below)	☐ Dennis Wood

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

		FOR	AGAINST	ABSTAIN
2.	The ratification of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2009.	☐	☐	☐

Please mark, sign, date, and return this voting instruction card promptly in the enclosed postage paid envelope. If you receive more than one proxy card please vote with respect to each card you receive.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please mark the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

TABLE OF CONTENTS
RITE AID CORPORATION P.O. BOX 3165 HARRISBURG, PENNSYLVANIA 17105
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
RECOMMENDATION THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE BOARD OF DIRECTORS
DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2008
PROPOSAL NO. 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RECOMMENDATION
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2008
EXECUTIVE EMPLOYMENT AGREEMENTS
OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END
OPTIONS EXERCISES AND STOCK VESTED TABLE FOR FISCAL 2008
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2008
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
AUDIT COMMITTEE REPORT
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
INCORPORATION BY REFERENCE
OTHER MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS
ANNUAL REPORT